UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934
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Notice of Annual Meeting and Proxy Statement

2024

MORNINGSTAR

Notice of Annual Meeting and Proxy Statement 2024

2024 Proxy Statement	i

Joe Mansueto

Executive Chairman

Kunal Kapoor

Chief Executive Officer

March 28, 2024

Dear Shareholders:

Our mission to empower investor success extends to you, our fellow shareholders, and we are committed to sharing a clear roadmap of our strategy.

2023 was a year of deliberate focus on growing margins. Our efforts to achieve durable growth and profitability were underpinned by careful management of discretionary costs, reorganizing certain of our teams to increase our efficiency and scale in specific areas, and a strong emphasis on execution of our strategy and realizing returns on investments made in recent years. During the year, this contributed to meaningful increases in revenue, operating income, and cash flow. We encourage you to read our annual report for a full review of Morningstar’s accomplishments in 2023.

Our mission and values are the foundation of our business. We are guided by a diverse, experienced, and active Board of Directors, and our commitment to uncompromising ethics extends to our governance practices as described in this proxy statement.

Sound Governance Foundation Focused on Continuous Improvement: We recognize the importance of strong corporate governance to help achieve our objectives and in 2023 we continued to enhance our governance framework by formalizing and updating key policies and procedures. We created a stand-alone insider trading policy and supplier code of conduct and updated our Code of Ethics. In addition, we devoted significant resources in 2023 to implement reporting and internal governance procedures to comply with the requirements of the SEC’s recently adopted cybersecurity rules. We

2024 Proxy Statement	ii

provided training and educational opportunities for directors throughout the year on topics such as cybersecurity and crisis planning and provided regular updates on governance and regulatory trends and key topics impacting our business, such as artificial intelligence.

Compensation Program Alignment: Our strong pay-for-performance philosophy resulted in compensation we believe is aligned with the execution of our strategy in 2023. Our target pay mix has a significant portion of total compensation that is performance-based and variable — 93% for our chief executive officer in 2023. Our company-level annual incentive plan metrics in 2023 were weighted equally between profitability and revenue. This was a move away from placing a heavier weight on revenue in prior years to further incentivize profitability and margin expansion. During 2023 we enhanced our compensation governance structure by adopting a compensation recoupment policy applicable to our executive officers as required by the Dodd-Frank Act. Implementation of this recoupment policy has more closely aligned our executive compensation framework with the interests of our shareholders. We have also implemented a recoupment policy deeper into our organization which covers not only financial restatements but employee misconduct.

Demonstrated Commitment to Sustainability: We remain focused on transparency and management of Morningstar’s enterprise sustainability practices, including aspects of human capital management, customer and product responsibility, ethics and governance, and data and information security. Our commitment to sustainability shapes efforts across the organization and in 2023 we made progress in key areas, including launching and expanding sustainability-focused product offerings, strengthening our pay equity program, enhancing our data collection practices, and furthering our commitment to transparency with the publication in early 2024 of our first Taskforce for Climate-related Financial Disclosures (TCFD) report and our first regulated sustainability report, our U.K. Gender Pay Gap report.

Maintaining Strong Corporate Culture and Human Capital Management: Morningstar’s culture and support for our global teams is critical to the execution of our mission and delivering long-term value for our shareholders. In 2023 we continued to build an inclusive culture that drives exceptional talent engagement and development. We made the difficult decision to reduce headcount across certain businesses reflecting our careful assessment of the current operating environment and what we need to do to support future growth and realize returns on investments we’ve made to date. As part of our commitment to fairness and pay equity, we launched pay range transparency to our colleagues in North America in 2023 and have extended this practice globally in early 2024.

As we look forward to celebrating our 40th anniversary in 2024, we expect our Board to continue to actively support the Company’s strategy, incentive compensation framework, and strong governance practices, guided by our brand principles of independence, transparency, and long-term focus on delivering results.

We will hold our 2024 Annual Shareholders’ Meeting at 9 a.m. Central time on Friday, May 10, 2024, as a hybrid virtual and in-person meeting. We hope to see many of you in person.

As always, our Annual Shareholders’ Meeting will include time for Q&A with management and the Board. We strongly encourage you to read our proxy statement and annual report in their entirety and ask that you support our Board’s recommendations to vote in favor of all proposals.

2024 Proxy Statement	iii

On behalf of the Board of Directors, we sincerely thank you for your continued support of Morningstar.

Sincerely,

Joe Mansueto Executive Chairman	Kunal Kapoor Chief Executive Officer

Notice of Annual Shareholders’ Meeting	iii

Morningstar, Inc.

Notice of Annual Shareholders’ Meeting

To be held on May 10, 2024

March 28, 2024

Dear Shareholder:

You are cordially invited to attend our 2024 Annual Shareholders’ Meeting, which will be held at 9 a.m. Central time on Friday, May 10, 2024 at our corporate headquarters at 22 W. Washington St., Chicago, Illinois 60602. In order to facilitate participation by our shareholders around the world, our annual meeting will also be webcast live.

We are holding the annual meeting for the following purposes:

}	To elect the 10 director nominees listed in the proxy statement to hold office until the next annual shareholders’ meeting and until their respective successors have been elected and qualified.
}	To hold an advisory vote to approve executive compensation.
}	To ratify the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for 2024.
}	To transact other business that may properly come before the meeting or any adjournment or postponement of the meeting.

We encourage you to read our proxy statement, which follows this notice, for additional information on these items.

You may vote at the meeting and any postponements or adjournments of the meeting if you were a shareholder of record as of the close of business on March 11, 2024, the record date for the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting.

We expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials on or about March 28, 2024, containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy statement and our annual report to all shareholders entitled to vote at the annual meeting.

For further details, please refer to the question “How do I vote?” on Page 74. If you have any questions concerning the meeting or the proposals, please contact our Investor Relations department at investors@morningstar.com.

By order of the Board of Directors,

Robyn Koyner

Corporate Secretary and Global Head of Corporate Legal

2024 Proxy Statement	iv

Cautionary Statements

This proxy statement contains, and statements made by Morningstar and its representatives at the annual meeting may contain, forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “aim,” “assume,” “committed,” “consider,” “goal,” “likely,” “maintain,” “ongoing,” “opportunities,” “target,” “may,” “could,” “expect,” “intend,” “plan,” “seek,” “believe,” “estimate,” “potential,” “prospects,” “continue,” “future,” “should,” “strategy,” “will,” “would,” “is designed to,” and similar expressions. These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. We describe risks and uncertainties that could cause actual results and events to differ materially in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures about Market Risk” sections of our most recent Forms 10-K and 10-Q. If any of these risks and uncertainties materialize, our future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Readers are cautioned that certain statements relating to environmental, social and governance (“ESG”) matters herein (such statements, “ESG Statements”), may be based on expectations and assumptions that are necessarily uncertain and may be prone to error or subject to misinterpretation. Terminology used in such ESG Statements may not be comparable to similarly titled measures reported by other companies or by Morningstar in other contexts. The inclusion or absence of information in Morningstar’s or its subsidiaries’ ESG Statements should not be construed to represent any belief regarding the materiality or financial impact of that information.

Information or documents on our website referred to in this proxy statement are not incorporated by reference into this proxy statement or any other proxy materials.

Table of Contents	v

1	Proxy Statement Summary

1	Annual Meeting Information

3	Corporate Governance Highlights

4	Director Nominee Highlights

6	Executive Compensation Highlights

7	Corporate Sustainability Highlights

9	Human Capital Management Highlights

11	Proposal 1: Election of Directors

14	Board Composition and Governance Overview

17	Board Nominees

23	Board of Directors and Corporate Governance

23	Corporate Governance Guidelines

25	Director Independence

26	Board Responsibilities and Structure

28	Board Committees and Charters

35	Director Compensation

36	Security Ownership of Certain Beneficial Owners and Management

37	Delinquent Section 16(a) Reports

39	Compensation Discussion and Analysis

52	Compensation Committee Report

53	Executive Compensation Tables

63	Equity Compensation Plan Information

64	Proposal 2: Advisory Vote to Approve Executive Compensation

65	Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm

66	Audit Committee Report

68	Principal Accounting Firm Fees

69	Certain Relationships and Related Party Transactions

70	Shareholder Proposals or Nominations

71	Communicating With Us and Obtaining Additional Information and Materials

72	Questions and Answers About the Annual Meeting and the Proxy Materials

2024 Proxy Statement	1

Proxy Statement Summary

This summary highlights key elements of our proxy statement. For more complete information, you should review the entire proxy statement along with our 2023 Annual Report.

Annual Meeting Information

Date: May 10, 2024	Time: 9 a.m. Central time	Record Date: March 11, 2024

Where:

There are three ways to participate in the annual meeting:

}

Shareholders may attend in person to vote their shares at the meeting and ask live questions during the question and answer session at Morningstar’s corporate headquarters: 22 W. Washington St. Chicago, Illinois 60602

}

Shareholders may view and listen to a live webcast of the meeting, vote their shares electronically during the meeting, and submit written questions during the meeting by visiting www.virtualshareholdermeeting.com/MORN2024.

}

Other participants may view and listen to a live webcast of the meeting and submit written questions or ask them live via webcam during the question and answer session by registering in advance at shareholders.morningstar.com/investor-relations in the Events & Presentations section of the Investor Relations area of our corporate website. Participants electing this option will not be able to vote during the meeting.

Even if you plan on attending our meeting on May 10, 2024, please vote as soon as possible before the meeting by:

Internet:

}

Before the meeting: Go to www.proxyvote.com. Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on May 9, 2024. Have your Notice of Internet Availability or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

}

During the meeting: Go to www.virtualshareholdermeeting.com/MORN2024. You may attend the meeting via the internet and vote during the meeting. Have your Notice of Internet Availability or proxy card in hand when you access the website and follow the instructions.

Phone:

Call +1 800-690-6903 with any touchtone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on May 9, 2024. Have your proxy card in hand when you call and then follow the instructions.

Mail:

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

A webcast replay of the annual meeting will also be archived in the Investor Relations area of our corporate website, shareholders.morningstar.com/investor-relations. For additional information on the annual meeting, please refer to the section titled “Questions and Answers About the Annual Meeting and the Proxy Materials.”

Proxy Statement Summary	2

Annual Meeting Proposals and Board Recommendations

Proposal	Board Recommendation	More Information

Proposal 1: Election of Directors	FOR the election of each of the director nominees listed in this proxy statement	Page 11

Proposal 2: Advisory Vote to Approve Executive Compensation	FOR the approval of the resolution relating to the executive compensation of our named executive officers as disclosed in this proxy statement	Page 64

Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2024	Page 65

About Morningstar

Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors and wealth managers, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $286 billion in assets under advisement and management as of December 31, 2023. The Company operates through wholly- or majority-owned subsidiaries in 32 countries.

2024 Proxy Statement	3

Corporate Governance Highlights

Our Board of Directors provides active oversight, counseling, and direction to our management team to advance the long-term interests of Morningstar and its shareholders.

Morningstar’s brand is associated with independence, transparency, investor advocacy and a long-term focus. Our Nominating and Corporate Governance Committee (NCGC), regularly assesses our governance practices in the context of current trends, regulatory changes, and recognized best practices.

Board Composition

The Board of Directors (Board) is responsible for naming the Chairman of the Board (Chairman) and the Chief Executive Officer (CEO) of Morningstar. The long-term expertise and deep commitment of our Chairman, founder and significant shareholder, Joe Mansueto, and of our CEO and director, Kunal Kapoor, is balanced with a board comprised of a majority of independent directors. Joe Mansueto has served as Chairman since our inception and served as CEO from 1984 to 1996 and again from 2000 to 2017, after which Kunal Kapoor succeeded him as CEO.

As Executive Chairman, Joe Mansueto continues to oversee matters pertaining to capital allocation, corporate strategy, and executive leadership development. We believe that Joe Mansueto’s contributions as Executive Chairman are central to our business success and longevity. His commitment to, and knowledge of, the principles that underpin Morningstar and its mission and strategy are unmatched and his understanding of the Company, combined with Kunal Kapoor’s long history at the firm and their close working relationship, helps guide our investor-focused culture.

Board Structure and Independence	Board Role in Risk Oversight

}  Substantial majority of directors (80%) are independent

}  Committee Chairs and all committee members are independent

}  Regular executive sessions of independent directors

}  Directors are not over-committed to additional boards

}  Directors offer to resign upon significant job changes

}  Diversity and a relevant mix of skills and experiences valued

}  Board annually reviews material enterprise-wide risks

}  Board reviews and provides input on strategic plan and approves annual budget

}  Board regularly reviews organizational health and human capital matters, including employee health, productivity and engagement

}  Each Board committee focuses on risks related to its areas of oversight, including ESG, human capital, cyber security, compliance, ethics, and compensation

Director Nominee Highlights	4

Director Nominee Highlights

Our nominees have the background, knowledge, and experience expected to assist the Board in advancing the interests of Morningstar and its shareholders.

Morningstar strives to maintain a Board that possesses a combination of skills, professional experience, diversity of backgrounds, and tenure necessary to effectively oversee the Company’s business. To reflect the Company’s commitment to diversity, the Company’s NCGC Charter (1) includes a commitment that, as part of the search process for each new director, the applicant pool for new directors will include qualified candidates who reflect diverse backgrounds, such as diversity of thought, race, ethnicity, gender, age, geographic origin, and sexual orientation, and (2) details the skills, qualifications and experience for directors that are currently viewed as most relevant to the Company. The Board determined that expertise in the following areas is considered particularly relevant:

}	CEO leadership;
}	business development and operations;
}	accounting, finance and M&A;
}	client relations and insights;
}	governance and regulatory compliance;
}	talent management and compensation;
}	technology; and
}	industry experience.

In evaluating the suitability of individual Board members, the NCGC will take into account an individual’s general understanding of disciplines relevant to the success of a publicly traded company; understanding of Morningstar’s business and industry; education and professional background, including current employment, and other board memberships; reputation for integrity; and any other factors it considers to be relevant. Each of the 10 directors currently serving is standing for reelection at the annual meeting. Summary information regarding the director nominees is provided below.

2024 Proxy Statement	5

Director Nominee Summary

Name	Age	Director Since	Independent	Committee Memberships

Joe Mansueto	67	1984		None

Kunal Kapoor	48	2017		None

Robin Diamonte	59	2015	•	Audit; NCGC

Cheryl Francis	70	2002	•	Audit (Chair); Compensation

Steve Joynt	72	2019	•	Compensation; NCGC

Steve Kaplan	64	1999	•	Compensation (Chair); NCGC

Gail Landis	71	2013	•	Audit; NCGC

Bill Lyons	68	2007	•	Compensation; NCGC (Chair)

Doniel Sutton	50	2021	•	Audit; Compensation

Caroline Tsay	42	2017	•	Audit; NCGC

Board Diversity Snapshot

(1) For information on our updated retirement policy, please see “Board of Directors and Corporate Governance — Corporate Governance Guidelines.”

Executive Compensation Highlights	6

Executive Compensation Highlights

Our executive compensation program is designed to attract and retain talented executives and align compensation with long-term value creation.

Morningstar has a strong pay for performance philosophy. Our target pay mix for named executive officers (NEOs) has a significant portion of total compensation which is performance-based and variable — 93% for the CEO and 81% on average for our other participating NEOs in 2023. As described in more detail in this proxy statement, below-target financial performance in 2023 drove a 91.7% company-level payout under our 2023 annual cash bonus plan (Corporate Incentive Plan), while strong 3-year stock performance led to above-target market stock unit (MSU) payouts for awards granted in 2020 under our equity incentive plan.

2024 Proxy Statement	7

Corporate Sustainability Highlights

Corporate sustainability and the integration of ESG data, research, tools, and services across Morningstar remains a priority for the Company and for our Board.

Board Oversight

While serving on the Board, our directors have become familiar with the sustainable investing and corporate sustainability landscapes, including best practices related to product and strategy development. Given its importance to the Company’s product areas and business strategy, oversight of ESG and corporate sustainability-related matters at the Board level has not been assigned to a specific committee. Instead, ESG initiatives and company sustainability efforts are discussed at committee and Board meetings. The Board provides oversight and guidance on each of the topics outlined below. Additional information regarding ESG at Morningstar can be found in our Corporate Sustainability Report (2023 Corporate Sustainability Report) available at morningstar.com/company/corporate-sustainability.

Board Contribution to Corporate Sustainability

Business Ethics

Morningstar’s Board has oversight of our Code of Ethics, which guides our firm’s decision making and details expectations for employees and Board members. At each regular meeting, the Audit Committee receives a report on ethics matters that have been reported through Morningstar’s Ethics Hotline. In addition, the Audit Committee reviews any related party transactions. The NCGC reviews potential conflicts of interest and oversees Morningstar’s legal and regulatory compliance efforts.

Diversity, Equity and Inclusion

Members of Morningstar’s people and culture team are regular participants at Board meetings, providing updates on the organizational health of the Company. As a data-driven Company, these presentations include analysis to better understand shifts in diverse representation and employee engagement across demographics. The Board also oversees important initiatives such as pay equity reporting and remediation. The NCGC leads our director recruitment and selection process pursuant to our commitment that the applicant pool for new directors includes qualified diverse candidates.

Corporate Sustainability Highlights	8

Governance Structure and Oversight

Under Morningstar’s corporate governance framework, the Board has oversight of our Code of Ethics and any material enterprise-wide governance policies. The Board participates in the Company’s shareholder engagement activities by meeting current and potential shareholders at our annual meetings. The Board also advises on the Company’s shareholder communication policy, including through our long-standing, regular investor Q&A process and newly introduced quarterly letter to shareholders. Annually, the Board and each committee perform self-evaluations to identify opportunities for improved effectiveness.

Data and Information Security

Members of Morningstar’s technology and information security team present regularly at Audit Committee meetings. They review dashboards to provide an update on compliance with new regulatory requirements, on the status of the Company’s infrastructure, and on systems and products. We engage third-party experts to evaluate our data and information security practices and any material recommendations are reviewed by the Audit Committee to promote best practices. Disaster recovery and business resiliency are key themes of these reports. The Audit Committee discusses risks to and vulnerabilities in the Company’s cybersecurity and data privacy with management.

Employee Engagement

The Board recognizes that Morningstar’s unique culture has contributed to its success and is focused on preserving it through employee engagement. The Board is engaged in succession planning for members of the executive leadership team and regularly meets with senior leaders throughout the organization. The Board reviews information regarding trends in talent acquisition, retention, and employee development. The Compensation Committee reviews Morningstar’s compensation and benefits programs aimed at fostering an ownership mindset where employees across the Company are motivated to contribute to and are aligned with the Company’s success and its shareholders.

Customer and Product Responsibility

During each regular meeting, the Board conducts an in-depth review of one or two of Morningstar’s businesses. In these sessions our Board members facilitate insightful discussions to guide strategic initiatives. Each year, the Board devotes a full day to corporate strategy and reviews the three-year plans for each business before approving the budget priorities for the upcoming year. Morningstar’s CEO reports regularly on the Company’s goals, objectives, progress and key results, highlighting areas of success as well as those facing challenges, driving accountability.

2024 Proxy Statement	9

Human Capital Management Highlights

We are focused on cultivating a culture that develops talent and drives innovation.

At Morningstar, our people are our most important asset. We are committed to fostering a performance-based environment where the people who power our mission know their ideas are welcome, their voices are heard, and their contributions are rewarded.

Our human capital management efforts are directly managed by the chief people officer and implemented with support from leaders across the Company, with oversight from our CEO and our Board. The Compensation Committee approves incentive plan design and performance goals and reviews emerging compensation policies, practices, and potential risks. In addition, human capital management efforts are implemented by leaders across the Company.

As of December 31, 2023, we had 11,334 permanent, full-time employees around the world. Approximately 40% of our employees work in India, 30% in the U.S., 11% in Continental Europe, 8% in Canada, 7% in the United Kingdom (U.K.), and the remainder in Australia, Asia (ex-India), and other regions.

Diversity, Equity, and Inclusion

We believe that diverse teams make better decisions and that our colleagues’ diverse backgrounds, beliefs, and experiences make Morningstar a stronger firm. As a global employer, our goal is to build an inclusive environment that encourages open dialogue, sparks creativity, and fuels innovation that may lead to better business outcomes.

As of December 31, 2023, approximately 40% of our employees are female. As of the same date, 50% of the members of our Board are female. In the U.S., our employee population identifies as approximately 65% White, 22% Asian, 5% Hispanic, 5% Black, and 3% Mixed Race and Other.

Morningstar’s adjusted pay gap tracks equal pay for equal work. It examines a group of employees performing substantially similar work and looks for pay practices that result in lower pay for the measured peer group. In our latest adjusted pay gap analysis, we found that, overall, women are paid 98.3% of what men are paid, and U.S. underrepresented minorities are paid 98.7% of what the U.S. majority groups are paid. Employees who were identified through this examination received a pay increase, separate from their ordinary course annual compensation consideration, in the fourth quarter of 2023.

For additional breakdowns on our diverse representation by organizational level and functional areas, as well as more details on Morningstar’s pay equity program, see details in the 2023 Corporate Sustainability Report available at morningstar.com/company/corporate-sustainability.

Human Capital Management Highlights	10

Employee Engagement

Our organization’s “people analytics” team monitors and shares metrics related to the employee experience on a quarterly basis. These key performance indicators include employee satisfaction, intent to stay, discretionary effort, and enablement. We ask the same questions of our employee base routinely to understand trends over time. We also evaluate perceptions of managers, psychological safety, and overall well-being via methods such as surveys, exit interviews, and focus groups.

Based on our average measurement across the year, Morningstar’s overall engagement score declined to 69% in 2023 compared to 80% in 2022. In 2023, we applied workforce reductions in some business units and exercised cost containment measures which impacted our overall scores. Our people and culture team in partnership with our executive leadership will continue to work to monitor and understand employee sentiment and respond with empathy to support employees. In 2023, Morningstar was named a Certified Great Place to Work for the sixth year in a row, obtaining an overall score of 76, exceeding the Great Place to Work Institute’s average-company index of 57.

Employee turnover is an additional indication of the overall employee experience. In 2023, despite the decline in engagement sentiment, we experienced a decline in voluntary departures. Morningstar’s overall global turnover increased slightly in 2023 to 22% from 19% in 2022, however, the increase was driven by involuntary turnover largely due to the significant reduction and shift of our China operations and targeted reorganizations in certain areas of the business. Involuntary turnover increased to 10% in 2023 from 3% in 2022. By contrast, voluntary turnover dropped from 16% in 2022 to 12% in 2023.

Morningstar’s efforts to reward and support our colleagues reflect our belief that people are central to our success. We offer a variety of benefits through a total rewards package that supports the financial, physical, emotional, and social well-being of our colleagues. In 2023, our benefits expansion efforts focused on expanded digital health capabilities for employees globally and enhancing mental health support in the U.S. A full list of our global benefits offerings can be found in the 2023 Corporate Sustainability Report available at morningstar.com/company/corporate-sustainability.

Professional Growth

Morningstar offers a variety of educational and career development programs to ensure ongoing growth opportunities for all colleagues. Our goal is to provide an impactful set of development options and experiences for colleagues at all levels, in all relevant job fields, and in all locations across the company. Notably, we offer our employees annual educational stipends to spend on their choice of professional development activities, while also providing financial support for continuing education and the pursuit of professional certifications.

We also offer programs for employee learning and growth. The Morningstar Development Program is the primary entry point to Morningstar for recent college graduates. Through this program, we place new hires into many different entry roles and offer the flexibility to explore and learn through guided placements into subsequent roles. The program in its original design is currently active in the U.S., Canada, the U.K. and Spain. A modified version of the program has been piloted in India for early entry talent. For those further along in their career, Morningstar provides a learning journey for leaders and managers. Our Advancing Leaders Program curates learning modules designed around leadership competencies that we look to develop in existing and aspiring leaders throughout the organization.

2024 Proxy Statement	11

PROPOSAL 1:

Election of Directors

Each of our current directors is standing for election to hold office until the annual meeting of shareholders to be held in 2025 and until his or her successor, if any, is elected and qualified. Our nominees for election as directors include:

}	Eight independent directors, as defined in the applicable rules for companies traded on the Nasdaq Global Select Market (Nasdaq); and
}	Two members of our executive management team, our founder and Executive Chairman, and our CEO.

Each director serves a one-year term with all directors subject to annual election. All of the nominees are currently directors. At the recommendation of the NCGC, the Board nominated each person listed below for election at the annual meeting. Unless proxy cards are otherwise marked, the persons named as proxy holders will vote all proxies received FOR the election of each nominee. If any director nominee is unable or unwilling to stand for election at the time of the annual meeting, the persons named as proxy holders may vote either for a substitute nominee designated by the Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board believes that each nominee will be able and willing to serve if elected as a director.

Recommendation of the Board

The Board recommends that you vote FOR the election of each of the following nominees. We describe certain individual qualifications and skills that led the Board to conclude that each person should serve as a director below.

Name	Age	Director Since	Primary or Former Occupation	Independent	Other Public Company Boards

Joe Mansueto	67	1984	Executive Chairman of Morningstar, Inc.

Kunal Kapoor	48	2017	Chief Executive Officer of Morningstar, Inc.

Robin Diamonte	59	2015	Chief Investment Officer of RTX Corp.	●

Cheryl Francis	70	2002	Co-Chair of Corporate Leadership Center	●	2

Steve Joynt	72	2019	Former Chief Executive Officer of DBRS	●

Steve Kaplan	64	1999	Neubauer Family Distinguished Service Professor of Entrepreneurship and Finance at The University of Chicago Booth School of Business	●

Gail Landis	71	2013	Founding Partner of Evercore Asset Management, LLC	●

Bill Lyons	68	2007	Former President and Chief Executive Officer of American Century Companies, Inc.	●

Doniel Sutton	50	2021	Chief People Officer at Pinterest, Inc.	●	1

Caroline Tsay	42	2017	Former Chief Executive Officer of Compute Software, Inc.	●	1

Proposal 1: Election of Directors	12

Director Nominee Skills and Qualifications

A director nominee’s judgment, skills, qualifications, and experience (including that gained due to tenure on our Board) in the following areas are considered particularly relevant:

}	CEO leadership
}	Business development and operations
}	Accounting, finance, and M&A
}	Client relations and insights
}	Governance and regulatory compliance
}	Talent management and compensation
}	Technology
}	Industry experience

Our NCGC strives to recommend a diverse set of professionals as director nominees whose background, knowledge, and experience would be expected to assist the Board in furthering the interests of Morningstar and its shareholders.

Director Renomination Process

Our NCGC appreciates the importance of critically evaluating individual directors and their contributions to our Board in connection with renomination decisions each year. In deciding whether to recommend renomination of a director for election at our annual meeting, our NCGC considers a variety of factors, including:

}

The extent to which the director’s judgment, skills, qualifications and experience (including experience gained due to tenure on our Board) continue to contribute to the success of our Board and our Company;

}	Feedback from the annual Board and committee evaluation;
}	Attendance at, active participation in, and preparation for, Board and committee meetings and the annual meeting of shareholders;
}	Independence and any actual or perceived conflicts of interest;
}	The extent to which the director continues to contribute to the diversity of our Board;
}	Shareholder feedback, including the support received at the prior annual meeting of shareholders;
}	Time commitments, including other board service and affiliations; and
}	Willingness to serve.

Succession Planning and Director Recruitment Process

The NCGC establishes procedures for the nomination process and recommends candidates for election to the Board. Consideration of new Board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. In 2023, we did not use a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. As we have directors nearing retirement age under the Company’s retirement policy, the NCGC will continue to search for and evaluate potential candidates in accordance with the director qualifications and processes described in this proxy statement and with a view toward replacing the experience and skills of departing directors and adding new areas of expertise that would further support the Board’s oversight of our business and strategies.

The NCGC will consider candidates proposed by shareholders using the same criteria it uses for other candidates. A shareholder who is seeking to recommend a prospective nominee for the NCGC’s consideration should submit the candidate’s name and qualifications to our corporate secretary at Morningstar, Inc., 22 W. Washington St., Chicago, Illinois 60602.

2024 Proxy Statement	13

In addition, our by-laws permit a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to the greater of 20% of the Board or two director nominees, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in our by-laws, which can be found in the Governance section of the Investor Relations page of our corporate website at shareholders.morningstar.com/investor-relations.

Diversity of Our Potential and Incumbent Directors

We believe our nominees’ experience, tenure and diversity contributes to a rich dialogue representing a range of perspectives, and helps to create a balanced and effective Board. In evaluating the suitability of individual Board members, the NCGC weighs factors such as the individual’s judgment, skills, and qualifications as described above. To reflect the Company’s commitment to diversity, the NCGC has committed that the applicant pool for new directors include qualified candidates who reflect diverse backgrounds, such as diversity of thought, race, ethnicity, gender, age, geographic origin, and sexual orientation. Morningstar is proud that the Board has consistently surpassed the diversity thresholds instituted by the Nasdaq listing rules since adoption.

Proposal 1: Election of Directors	Board Composition and Governance Overview	14

Board Composition and Governance Overview

Our Board nominees are a diverse set of professionals with experience spanning multiple industries and who possess relevant skills to promote and support the Company’s future growth and success.

Board Demographic Information

Board Diversity Matrix (as of March 1, 2024)

Total Number of Directors: 10

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	5	5	0	0

Part II: Demographic Background

African American or Black	1	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian	1	1	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	3	4	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	1

Did Not Disclose Demographic Background	0

2024 Proxy Statement	15

Board Skills Matrix

We believe that for the Board to effectively guide the Company to sustained, long-term success, it must be composed of individuals with skills in the many disciplines that strengthen our business. Our director nominees’ key attributes and experience are summarized below.

Attributes/Experience	Joe Mansueto	Kunal Kapoor	Robin Diamonte	Cheryl Francis	Steve Joynt	Steve Kaplan	Gail Landis	Bill Lyons	Doniel Sutton	Caroline Tsay

CEO/Leadership	●	●	●	●	●		●	●	●	●

Business Development and Operations	●	●	●	●	●	●	●	●		●

Accounting, Finance and M&A	●	●	●	●	●	●	●	●	●	●

Client Relations and Insights	●	●	●		●		●	●

Governance and Regulatory Compliance	●	●	●	●	●	●	●	●	●	●

Talent Management and Compensation	●	●		●	●	●		●	●	●

Technology	●	●							●	●

Industry Experience:

Asset Management and Advisory	●	●	●	●	●		●	●

Retirement	●	●	●	●			●	●

Private Capital Markets	●	●		●	●	●	●	●

Credit Ratings		●			●			●

Corporate Governance Overview

We are committed to maintaining strong corporate governance practices. Our NCGC regularly reviews our governance practices in the context of current corporate governance trends, regulatory changes, and recognized best practices. The following chart highlights our significant corporate governance policies and practices:

}  Annual Board meeting focused on
Company strategy

}  Annual Board and committee self-evaluations

}  Regular executive sessions of
independent directors

}  Directors are not over-committed to
additional boards and offer to resign upon significant job changes

}  Annual election of directors

}  Retirement age policy for directors, with an exception based on tenure

}  Significant stock ownership and
retention requirement

}  Commitment to diversity within the
new director applicant pool

} Shareholder right to call special meetings } Proxy access right } Majority vote standard } Single-class capital structure with equal voting rights } Annual advisory vote on executive compensation

Proposal 1: Election of Directors	Board Composition and Governance Overview	16

The following table provides summary information about our director nominees. Directors are elected annually by a majority of votes cast.

	Joe Mansueto	Kunal Kapoor	Robin Diamonte	Cheryl Francis	Steve Joynt	Steve Kaplan	Gail Landis	Bill Lyons	Doniel Sutton	Caroline Tsay

Tenure and Independence

Tenure	40	7	9	22	5	25	11	17	3	7

Independence			●	●	●	●	●	●	●	●

Composition	+

Audit Committee

Compensation Committee

Nominating and Corporate Governance Committee

Diversity

Age	67	48	59	70	72	64	71	68	50	42

Gender Identity

Female			●	●			●		●	●

Male	●	●			●	●		●

Race / Ethnicity

Black / African American									●

Asian		●								●

White	●		●	●	●	●	●	●

LGBTQ+			●

+ Executive Chairman      Committee Chair      Member

Board Composition

Our Board is responsible for providing oversight, counseling, and direction to our management team to advance the long-term interests of the Company and its shareholders. The Board believes that the 2024 nominees have the judgement, skills, experience and diversity to effectively oversee execution of our strategy and constructively challenge management’s performance.

Detailed information about each nominee’s background, skills, and experience can be found beginning on the next page.

2024 Proxy Statement	17

Board Nominees	The Board of Directors recommends a vote FOR each director nominee.

Joe Mansueto

Joe Mansueto founded Morningstar in 1984 and became executive chairman in 2017. He has served as chairman since our Company’s inception and as chief executive officer from 1984 to 1996 and from 2000 to 2017. Joe oversaw the Company’s international expansion, growth into new businesses, and development of its valuable intellectual property used throughout the financial industry. Joe is the owner and chairman of Chicago Fire FC, an American professional soccer franchise, as well as a significant investor in several media companies, real estate properties and other ventures. Joe has received several awards for his leadership and influence including from InvestmentNews, MutualFundWire, SmartMoney, and the Tiburon CEO Summit.

Age 67

Qualifications

}  Founder and largest shareholder of the Company, with knowledge of all aspects of the business and the financial information industry.

}  Commitment to research integrity and independence.

Education } Master’s degree in business administration from The University of Chicago Booth School of Business. } Bachelor’s degree in business administration from The University of Chicago.
Director Since: 1984
Board Committees: None

Kunal Kapoor

Kunal Kapoor became chief executive officer of Morningstar in 2017. Prior to that, he served as president from 2015—2017, responsible for product development and innovation, sales and marketing, and driving strategic prioritization across the firm. Before becoming president Kunal was head of global products and client solutions. Since joining Morningstar in 1997, Kunal has also held leadership roles in a number of our divisions including Data, as well as leadership roles in our research group. He is a member of the board of directors of Wealth Enhancement Group, a privately-owned independent wealth management firm, a member of the Council on Chicago Booth and serves on the boards of several Chicago-based non-profit organizations.

Age 48

Qualifications

}  Leadership roles in many of Morningstar’s businesses during a 27-year tenure at the Company.

}  Uniquely able to advise the Board on the opportunities and challenges of managing the Company and its strategy for growth, as well as its day-to-day operations and risks.

Education

}  Master’s degree in business administration from The University of Chicago Booth School of Business.

}  Bachelor’s degree in economics and environmental policy from Monmouth College.

}  Chartered Financial Analyst.

Director Since: 2017
Board Committees: None

Proposal 1: Election of Directors	Board Nominees	18

Robin Diamonte

Robin Diamonte was appointed to the Board in December 2015. She is the chief investment officer of RTX Corp., the aerospace defense company formed in 2020 from the merger of Raytheon Corporation and the United Technologies Corporation aerospace business. Robin had been vice president and chief investment officer at United Technologies Corporation since 2004. Before joining United Technologies Corporation, she held several positions during her 13-year tenure at Verizon Investment Management Corporation, the asset management arm of Verizon Communications Inc. In 2013, Robin was appointed by President Obama and served as a member and chair of the Advisory Committee for the Pension Benefit Guaranty Corporation from 2013 through 2019. Robin currently serves on the board for the Committee on Investment of Employee Benefit Assets (CIEBA), and also serves on the investment committee (and is a former member of the board) of Miss Porter’s School, a private secondary school. In 2023, she received a Lifetime achievement award from With Intelligence, was named one of Pension and Investments Most Influential Woman in Investing and was on the Power 100 list of CIO allocators.

Age 59

Qualifications

}  Extensive experience in the retirement industry as a chief investment officer overseeing over $115 billion in global retirement assets.

}  Unique perspective as a customer of Morningstar products and research for over 25 years since she first started as an investment analyst with Verizon in 1994.

Education } Master’s degree in business administration from the University of New Haven. } Bachelor’s degree in electrical engineering from the University of New Haven.
Director Since: 2015
Board Committees: } Audit } NCGC

2024 Proxy Statement	19

Cheryl Francis

Cheryl Francis was elected to the Board in July 2002. She has been co-chair of Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow’s business leaders, since August 2008, and was vice-chair from October 2002 to August 2008. Additionally, she is the Board Chair Emeritus of the United Way of Metro Chicago, a nonprofit social services provider focused on building stronger and more equitable neighborhoods in Chicago. She has been an independent business and financial advisor since 2000. From 1995 to 2000, she served as executive vice president and chief financial officer of R.R. Donnelley & Sons Company, a print media company. Prior to her role at R.R. Donnelley, Cheryl held several positions on the management team of FMC Corporation including corporate treasurer, and served as chief financial officer of FMC Gold, a public company. Cheryl was an adjunct professor for the University of Chicago Graduate School of Business from 1991 to 1993. She currently serves as a member of the board of directors of HNI Corporation and Aon plc.

Age 70

Qualifications

}  Valuable perspective as an independent business and financial advisor and previously CFO of a public company.

}  Runs a leadership organization that engages with senior executives, CEOs, and leading academics on current business topics.

}  Currently serves on two other public company boards and prior public company board experience.

Education } Master’s degree in business administration from The University of Chicago Booth School of Business. } Bachelor’s degree from Cornell University.
Director Since: 2002
Board Committees: } Audit (Chair) } Compensation

Proposal 1: Election of Directors	Board Nominees	20

Steve Joynt

Steve Joynt was appointed to the Board in December 2019. He served as chief executive officer of DBRS, the global credit ratings agency acquired by Morningstar, from 2016 to 2019. Prior to that, he spent more than 20 years at the global credit ratings agency Fitch Group in a variety of roles, including as chief executive officer from 2002 to 2012. Earlier in his career, Steve spent 12 years at Standard & Poor’s in a variety of analytical roles, culminating in the role of managing director of U.S. structured finance.

Age 72

Qualifications

}  Over 40 years in leadership roles in the credit ratings industry, with excellent understanding of fixed income securities, including sovereign, corporate, asset backed, and structured credits.

}  Valuable operating experience as CEO of a regulated company.

Education } Bachelor’s degree in business administration from the University of Arizona.
Director Since: 2019
Board Committees: } Compensation } NCGC

Steve Kaplan

Steve Kaplan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1988, he has been a professor at The University of Chicago Booth School of Business where he currently is the Neubauer Family Distinguished Service Professor of Entrepreneurship and Finance and the Kessenich E.P. Faculty Director at the Polsky Center for Entrepreneurship and Innovation. Steve serves as a research associate at the National Bureau of Economic Research. Having previously served on the boards of directors of public and private companies, Steve has experience developing and advising executive talent. Steve currently sits on the investment committee of NextGen Growth Partners, a private equity firm that partners with entrepreneurial talent to invest in, operate and grow lower middle market business and serves as a director of Illinois Venture Capital Association.

Age 64

Qualifications

}  Extensive background on issues in private equity, venture capital, entrepreneurial finance, corporate governance, executive talent, and corporate finance.

}  Guidance and analysis of both organic growth opportunities and potential acquisitions.

}  Prior public and private company board experience.

Education } Ph.D. in business economics from Harvard University. } Bachelor’s degree in applied mathematics and economics from Harvard College.
Director Since: 1999
Board Committees: } Compensation (Chair) } NCGC

2024 Proxy Statement	21

Gail Landis

Gail Landis was elected to the Board in May 2013. She was a founding partner of Evercore Asset Management, LLC, an institutional asset management firm, and served as managing principal from 2005 until her retirement in December 2011. From 2003 to 2005, she served as head of distribution for the Americas for Credit Suisse Asset Management, the asset management division of Credit Suisse AG. In her long career in active investment management at Sanford C. Bernstein & Co., Inc. and its successor company AllianceBernstein L.P. between 1981 and 2002, she served in a broad array of roles as an equity analyst, senior portfolio manager, and business leader. Gail remains active in the investment community serving on several investment committees, including the investment committee of the David Rockefeller Fund and the investment committee of St. Mark’s School of Southborough. Gail also serves on the board of Wood River Women’s Foundation.

Age 71

Qualifications

}  Over 30 years of experience as an investment management executive, with an excellent understanding of the marketing and business development needs of institutional investors.

}  Keen awareness of the investing needs of advisers, and the clients they serve, through dynamic market environments.

Education } Master’s degree in business administration from New York University’s Stern School of Business. } Bachelor’s degree in East Asian studies from Boston University.
Director Since: 2013
Board Committees: } Audit } NCGC

Bill Lyons

Bill Lyons was appointed to the Board in September 2007. He served as president and chief executive officer of American Century Companies, Inc., an investment management company, from September 2000 until his retirement in March 2007. From 1987 to 2000, he served in other capacities at American Century Companies, Inc., including as general counsel, chief operating officer, and president. During his time at American Century, he served on the board of the Investment Company Institute in Washington, D.C., and was appointed to several special task forces that developed best practices for mutual fund governance. He is active in civic and non-profit organizations in the greater Kansas City area, including current service on three non-profit boards (two as chair) and four investment committees overseeing endowment and foundation assets. He previously served as a member of the board of directors of NIC, Inc. and The Nasdaq Stock Market, LLC.

Age 68

Qualifications

}  Extensive experience in the mutual fund industry with unique insights and a keen perspective on our customers’ priorities and challenges.

}  Business acumen and corporate governance mindset as the former chief executive officer of a private investment management company. Extensive experience in active investment management and investment process oversight.

Education } Juris doctor degree from Northwestern University School of Law. } Bachelor’s degree in history from Yale University.
Director Since: 2007
Board Committees: } Compensation } NCGC (Chair)

Proposal 1: Election of Directors	Board Nominees	22

Doniel Sutton

Doniel Sutton was elected to the Board in May 2021. She joined Pinterest, Inc. an image sharing and social media platform, as chief people officer in February 2024. From August 2022 to October 2023, she served as chief people officer at Alteryx, a company that provides data analytics software. From September 2020 to July 2022, Doniel served as Chief People Officer at Fastly, Inc., a leading global provider of edge cloud platform services. From March 2017 to April 2019, she served as Senior Vice President, Head of People at PayPal Holdings Inc., a global payments and technology company, and worked in other leadership capacities within the human resources group during her seven-year tenure at the company. From August 1997 to September 2011, she held a variety of senior human resource leadership positions with Prudential Financial, Bank of America Corporation and Honeywell International. Doniel currently serves as a member of the board of directors of Ross Stores, Inc., is a member of the board of directors of Venminder, Inc., and serves as a board advisor to Certree.

Age 50

Qualifications

}  Wealth of experience in human capital management and culture, global business expansions and large-scale mergers, acquisitions, and business integrations.

}  Experience in rapidly growing technology companies providing insights into strategies supporting innovation, scale, and growth.

}  Currently serves on the board of another public company.

Education

}  Master’s degree in business administration in human resources management from the University of Illinois at Urbana-Champaign.

}  Bachelor’s degree in finance from the University of Illinois at Urbana-Champaign.

Director Since: 2021
Board Committees: } Audit } Compensation

Caroline Tsay

Caroline Tsay was elected to the Board in May 2017. She served as chief executive officer of Compute Software, Inc., an enterprise cloud infrastructure software company, from January 2017 to November 2022. From March 2013 to December 2016, she served as vice president and general manager of software at Hewlett Packard Enterprise Company, an information technology company. From April 2007 to March 2013, she held several product leadership positions across the consumer search, e-commerce, and advertising businesses at Yahoo! Inc., a digital media company. Caroline remains active in the technology industry as an investor in venture capital funds and has previously served as an advisor to venture capital backed companies. Caroline currently serves on the board of directors of The Coca-Cola Company, and formerly served as a member of the board of directors of Rosetta Stone Inc. and Travelzoo Inc.

Age 42

Qualifications

}  Background in technology as well as significant leadership and management experience.

}  Expertise in the areas of consumer internet and enterprise software product development, engineering, marketing, and sales, providing insight relevant to organic and inorganic growth.

}  Currently serves on the board of another public company and prior public company board experience.

Education } Master’s degree in management science and engineering from Stanford University. } Bachelor’s degree in computer science from Stanford University.
Director Since: 2017
Board Committees: } Audit } NCGC

2024 Proxy Statement	23

Board of Directors and Corporate Governance

Corporate Governance Guidelines

We have adopted a set of Corporate Governance Guidelines to guide the Board in its objective of enhancing shareholder value over the long term. The NCGC is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. We have posted the guidelines in the Investor Relations area of our corporate website at shareholders.morningstar.com/investor-relations in the Governance section.

In February 2024, we amended our Corporate Governance Guidelines to revise our mandatory retirement policy. Prior to February 2024, directors were required to retire from the Board when they reached the age of 73. Our mandatory retirement age of 73 now only becomes applicable after a director completes ten years of service as a director on the Board. In making this decision, we considered the ages and tenure of current board members and board succession. For example, we currently have one independent director with a unique skillset who would be forced to resign after only 5.5 years on the Board due to our prior retirement policy. We also considered the possibility that future director candidates with valuable experience may be close to the mandatory retirement age and may be dissuaded from joining our Board because of the retirement policy. We believe the revised retirement policy will recognize the contribution that experienced directors may bring to the Board, provide stability and clear succession planning, and flexibility in attracting talented directors. Even with this change, we will continue to evaluate our Board members annually and evaluate ongoing board refreshment to support the future success of our business and represent shareholder interests through the exercise of sound judgment and diversity of skills, qualifications and experiences. Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

} Board Size: The Board believes that a board of directors consisting of 7 to 12 members is an appropriate size based on our present circumstances. The Board periodically evaluates whether a larger or smaller slate of directors would be preferable.

✓ Board currently consists of 10 members.

} Board Vacancies: The Board may fill Board vacancies. Directors appointed by the Board to fill vacancies serve until the next annual meeting at which directors are to be elected.	✓ Board has not filled any vacancies since the last annual meeting.

} Board Independence: The Board believes that, except during periods of temporary vacancies, a substantial majority of its directors must be independent. In determining the independence of a director, the Board applies the relevant Nasdaq requirements and applicable law and regulations.

✓ Board currently comprised of 80% independent directors.

} Board Refreshment: The Board believes that the Board can continue to evolve and adopt new viewpoints through the participation of new directors. In that regard, the NCGC and the Board consider each member’s length of service and openness to new ideas when considering the appropriate slate of candidates to recommend for nomination or renomination.

✓ Since 2017, we have added four new directors who have brought valuable and varied experience in distinct and critical areas.

Board of Directors and Corporate Governance	Governance and Ethics Policies	24

Ongoing consideration of refreshment needs given retirement policy.

} Retirement Age: Effective February 2024, no person is eligible to stand for election or re-election to the Board if such person has reached the age of 73; provided, however, that this mandatory retirement age will not apply to any person who has not completed ten years of service as a director by the first annual election after (or at which) such person reaches the age of 73.

✓ Board currently has an average age of 61.1 years.

} Overboarding Policy: Directors who are currently serving as the chief executive officer or other executive officer of a public company may serve on a total of no more than three public company boards, including Morningstar’s. Directors who are not currently serving as the chief executive officer or other executive officer of a public company may serve on no more than four public company boards, including Morningstar’s.

✓ None of the current directors serve on more than two other public company boards.

} Offer to Resign Upon Change in Circumstances: The Board believes that any director who discontinues his or her present employment, or who materially changes his or her position, should promptly tender a written offer of resignation to the Board. The NCGC will then evaluate whether the Board should accept the resignation based on a review of whether the director continues to satisfy the Board’s membership criteria in light of his or her changed circumstances.

✓ One of the directors has experienced a change in employment since the last annual meeting and has been asked to continue to serve.

Governance and Ethics Policies

We have adopted a Code of Ethics which applies to our employees and directors, as well as other material enterprise-wide governance and ethics policies, which are reviewed on an annual basis. The Code of Ethics is reviewed periodically by the NCGC, and on an annual basis by our management team and the full Board as part of its oversight of key risks and compliance practices, and we consider input on the Code of Ethics from key stakeholders to maintain relevance for the organization.

During 2023, our Board adopted the Dodd-Frank Policy on Recoupment of Executive Compensation (Recoupment Policy), which applies to our executive officers. The Recoupment Policy provides that if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, then the Board must take action to recoup any incentive compensation erroneously received by a covered officer. Incentive compensation means all compensation granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure determined and presented in accordance with the accounting principles used in preparing our financial statements. The Recoupment Policy provides for a three year “look-back.” In early 2024, we implemented a recoupment policy deeper into our organization which covers not only financial restatements but employee misconduct.

During 2023, our Board adopted a stand-alone Insider Trading Policy, which applies to all of our directors, employees, and their immediate family members. Among other things, the Insider Trading Policy establishes protocols for the implementation of quarterly earnings blackout periods and event specific blackout periods, prohibitions on hedging transactions, and limitations on the pledging of Company shares.

In 2022, the Board undertook a comprehensive review of the Company’s policy on pledging of the Company’s stock by the Company’s directors, officers and employees. As a result of this review, the Board adopted a revised pledging policy that (i) limits the number of shares available to pledge as collateral or hold in a margin account to 15% of that individual’s shares

2024 Proxy Statement	25

held, (ii) excludes pledged shares in the calculation of an individual’s share ownership or retention requirements, (iii) requires reporting of any pledging activity to the Legal Department for ongoing monitoring, and (iv) provides for review by the Audit Committee of any material pledging activity. In addition, the policy warns that a margin or foreclosure sale of a significant number of Morningstar securities at one time could put undue pressure on the price of those securities, to the detriment of shareholders or other market participants. It also advises employees and Board members that a margin or foreclosure sale that occurs when an employee or Board member is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading. Further details regarding this policy and risk review can be found in the section titled “Compensation Discussion and Analysis — Policy Restricting Hedging and Pledging.”

We have posted our Code of Ethics and other significant Company policies in our sustainability policies and reports center at: morningstar.com/company/corporate-sustainability-policies-reports.

Director Independence

The Board believes there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have key members of management, including the CEO, as directors. Our standing Board committees, the Audit Committee, Compensation Committee, and NCGC, are led by and composed entirely of independent directors. We believe this structure benefits Morningstar and contributes to our strong corporate governance framework.

In order to qualify as independent under the Nasdaq listing rules, a director must satisfy a two-part test. First, the director must not fall into any of several categories that would automatically disqualify the director from being deemed independent. Second, no director qualifies as independent unless the Board affirmatively determines that, in the opinion of the Board, the director has no direct or indirect relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that each of our director nominees is independent under the Nasdaq listing rules, other than Joe Mansueto and Kunal Kapoor. Joe and Kunal are members of our senior management team and NEOs.

In making this determination, the Board reviewed and discussed information provided by the directors and management with regard to each director nominee’s business and personal activities as they relate to the Company and all other facts and circumstances that our Board deemed relevant in determining their independence. The Board considered ordinary course or immaterial transactions between the Company and organizations where the directors or their immediate family members are employed in a non-executive officer capacity or serve as directors. In addition, the Board considered a charitable contribution of $35 million to be paid over time by Joe Mansueto to support the creation of an institute to advance urban scholarship and education at The University of Chicago, where Steve Kaplan is a professor. The Board found nothing in the relationships to be contrary to the standards for determining independence as contained in the Nasdaq’s requirements and the Company’s Corporate Governance Guidelines.

The Board has determined that each member of the Audit Committee qualifies as independent in accordance with Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act) and Nasdaq rules for members of audit committees. The Board has also determined that each Audit Committee member has sufficient knowledge to read and understand the Company’s financial statements and to serve on the Audit Committee. Additionally, the Board has determined that Cheryl Francis, the Chair of the Audit Committee, qualifies as an audit committee financial expert under the relevant Securities and Exchange Commission (SEC) and Nasdaq rules. This designation is related to Cheryl’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon her any duties, obligations, or liabilities that are greater than those generally imposed on her as a member of the Audit Committee and the Board. Her designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liabilities of any member of the Audit Committee or the Board.

Board of Directors and Corporate Governance	Board Responsibilities and Structure	26

The Board has determined that each member of the Compensation Committee qualifies as independent under the rules established by Nasdaq for members of compensation committees.

There are no family relationships among any of our directors, director nominees or executive officers.

Board Responsibilities and Structure

The primary responsibilities of the Board are to provide oversight, counseling, and direction to our management team in the long-term interests of the Company and our shareholders. The table below highlights some key responsibilities of the Board, the committees, and management within our governance structure.

2024 Proxy Statement	27

Board Leadership Structure

The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to certain corporate actions.

The Board is responsible for determining the respective roles of the Chairman and CEO. Joe Mansueto has served as Chairman since our inception and served as CEO of the Company from 1984 to 1996 and again from 2000 to early 2017. At that time, Joe stepped back from our day-to-day operations to instead focus on strategy, capital allocation, advising our senior team, and leading the Board. Joe serves as Executive Chairman of the Company. Kunal Kapoor has served as CEO and a Board member since January 2017. The Board believes that the current structure, which combines Joe’s unparalleled knowledge of all aspects of the business and its history as founder and largest shareholder with Kunal’s management of the day-to-day operations, benefits the business.

The Board has not designated a lead director; however, the independent directors choose from among themselves a lead director with respect to specific matters when appropriate. The independent directors of Morningstar regularly meet in executive session, meaning with no management directors or other members of management present. The Board believes this practice has been working well. The Chair of the NCGC works closely with the Executive Chairman to set the agenda for each Board meeting and provides feedback on the areas of focus and form of materials presented to the Board. In addition, any Board member may (i) raise at any Board meeting additional items that are not on the agenda for the meeting; and (ii) call a special meeting of the Board. The Chair of the NCGC also serves as a liaison between the Chairman and the independent directors.

The Board has delegated various responsibilities and authority to different Board committees, as described below. Each committee Chair sets the agenda for their respective committee meetings, and reviews and provides feedback on the areas of focus and form of materials. The committee Chair takes into account whether their committee is appropriately carrying out its core responsibilities and focusing on the key issues facing the Company, as may be applicable from time to time. To do so, each Chair engages with key members of management and subject matter experts in advance of each committee meeting. These committees regularly report on their activities and actions to the full Board. Board members have access to all of our employees outside of Board meetings.

Attendance at Board, Committee, and Annual Shareholders’ Meetings

The Board and its committees meet throughout the year on a set schedule. From time to time as appropriate, the Board and its committees also hold special meetings and may act by written consent. The Board held seven meetings in 2023, two of which were special meetings. We expect each director to attend each meeting of the Board and the committees on which he or she serves as well as the annual meeting. In 2023, each director attended at least 75% of the meetings of the Board and the committees on which they served. Each of the directors standing for reelection attended our 2023 Annual Shareholders’ Meeting.

Executive Sessions

Executive sessions of our independent directors are held at the end of every regularly scheduled Board meeting as well as whenever deemed appropriate by the Board. The independent directors determine who among them will be responsible for chairing sessions for the independent directors. Following discussion, the independent directors may, at their discretion, invite the Chairman, CEO, other employees or independent outside advisors or experts to participate. Committee agendas also include regularly scheduled sessions for the independent directors to meet without members of management present. This executive session is led by the independent Chair of that committee. This practice has proved useful in promoting open and constructive discussion among the Board members.

Board of Directors and Corporate Governance	Board Committees and Charters	28

Board Committees and Charters

The Board currently has three standing committees (Audit, Compensation, and NCGC) and appoints the members to each of these committees. Each member of the Audit Committee, Compensation Committee, and NCGC is an independent director under applicable Nasdaq and SEC rules. Each Board committee has a written charter reviewed annually by the respective committee and approved by the Board. A copy of each charter is available in the Investor Relations area of our corporate website at shareholders.morningstar.com/investor-relations in the Governance section. The table below shows the members of each committee as of the date of this proxy statement, and the number of meetings held by each committee during 2023.

Director	Audit	Compensation	Nominating and Corporate Governance

Joe Mansueto

Kunal Kapoor

Robin Diamonte

Cheryl Francis

Steve Joynt

Steve Kaplan

Gail Landis

Bill Lyons

Doniel Sutton

Caroline Tsay

2023 Meetings	9	4	4

Chair      Member

2024 Proxy Statement	29

Audit Committee

Members:

Cheryl Francis (Chair)

Robin Diamonte

Gail Landis

Doniel Sutton

Caroline Tsay

Meetings Held in 2023: 9

} All current members are independent within the meaning of the SEC and Nasdaq standards for independence for directors and audit committee members.

} All current members satisfy Nasdaq financial literacy requirements, having accounting or other relevant management expertise to read and understand the Company’s financial statements, and Cheryl Francis has been designated as an “audit committee financial expert” as defined by SEC and Nasdaq rules.

Primary Responsibilities:

} Oversee the integrity of the Company’s financial statements.

} Oversee the Company’s internal control over financial reporting and disclosure controls and procedures.

} Appoint and determine the compensation of the independent auditor.

} Pre-approve audit and permitted non-audit engagement fees and terms of the independent auditor.

} Evaluate the qualifications, performance, and independence of the independent auditor, including obtaining a report of the independent auditor describing the firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review or Public Company Accounting Oversight Board inspection.

} Discuss with management and the independent auditor the annual audited and quarterly unaudited financial statements included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

} Discuss earnings releases and supplemental financial information.

} Review and approve, ratify, or reject transactions pursuant to the Company’s related party transaction policy and procedures.

} Review and reassess the adequacy of the Company’s related party transaction policy and procedures and recommend any changes to the Board.

} Review and evaluate the audit plan, performance, and responsibilities of the Company’s internal audit function.

} Review with management and the independent auditor the adequacy of the Company’s internal accounting controls, the Company’s financial, auditing, and accounting organizations and personnel and the Company’s policies and compliance procedures with respect to business practices.

} Discuss the Company’s major financial, technology, business continuity, and cybersecurity risk exposures and the steps management has taken to monitor and control these exposures.

} Discuss with management and the independent registered public accounting firm any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding Morningstar’s financial statements or accounting policies.

} Annually, or as frequently as appropriate, review any arrangement in which an employee or Board member pledges Company shares as collateral or holds such shares in a margin account, that could pose a significant risk to the Company or its shareholders.

} Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

Board of Directors and Corporate Governance	Compensation Committee	30

Compensation Committee

Members:

Steve Kaplan (Chair)

Cheryl Francis

Steve Joynt

Bill Lyons

Doniel Sutton

Meetings Held in 2023: 4

} All members are independent within the meaning of the Nasdaq standards of independence for directors and compensation committee members.

} All members qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

Primary Responsibilities:

} Review and approve the corporate goals, objectives, performance metrics, and targets relevant to the CEO’s compensation and annually evaluate the CEO’s performance with respect to such goals and objectives.

} Determine and approve the terms and grant of the compensation paid to the CEO.

} Annually review and approve the evaluation process and compensation structure for the Company’s executive officers as recommended by the CEO. Review the performance of the Company’s executive officers and approve the terms and grant of their compensation.

} Oversee the administration of the Company’s compensation plans, incentive plans and equity-based plans, oversee compliance, interpret plan guidelines, and determine grants to employees, in a manner consistent with the terms of such plans.

} Oversee the administration of the Company’s employee benefit plans, including the Company’s 401(k) plan.

} Review non-employee director compensation and how those practices compare with those of comparable public corporations and recommend changes to the Board, when appropriate.

} Review and recommend to the Board for approval compensation plans and amendments to existing compensation plans consistent with the Company’s compensation philosophy to attract, retain, motivate, and appropriately reward employees.

} Review and approve compensation policies (for example recoupment policies) and programs, and amendments to existing policies and programs, consistent with the Company’s compensation philosophy and applicable laws.

} Oversee the Company’s compliance with SEC rules and regulations regarding any say on pay or other shareholder vote regarding Morningstar’s compensation programs and review the results of any such votes or other shareholder engagement.

} Review periodically emerging compensation and benefit trends, best practices, and regulatory developments applicable to the Company, and report and make recommendations to the Board regarding such developments, as appropriate.

} Review and discuss with management the Company’s “Compensation Discussion and Analysis” proxy statement disclosure.

} Review Morningstar’s compensation policies and practices and assess whether such policies and practices are reasonably likely to encourage risk taking that would have a material adverse effect on the Company.

2024 Proxy Statement	31

Nominating and Corporate Governance Committee

Members:

Bill Lyons (Chair)

Robin Diamonte

Steve Joynt

Steve Kaplan

Gail Landis

Caroline Tsay

Meetings Held in 2023: 4

} All members are independent within the meaning of the Nasdaq standards of independence for directors.

Primary Responsibilities:

} Review the qualifications of, approve, and recommend to the Board those persons to be nominated for membership on the Board who shall be submitted to the shareholders for election at each annual meeting of shareholders.

} Identify and consider potential director candidates in the event of a vacancy or increase in the size of the Board.

} Review and make recommendations to the Board regarding the appropriate size, performance, composition, duties, and responsibilities of the Board and its committees.

} Review and recommend to the Board tenure and retirement policies and actions taken in response to a resignation offer from any director with a significant job change for non-employee directors.

} Monitor compliance by directors, the CEO, and other executive officers with the Company’s stock ownership and retention guidelines.

} Review potential conflicts of interest of prospective and current directors.

} Review and make recommendations to the Board regarding the function, structure, and operation of the Board and the orientation and continuing education of directors.

} Lead the Board’s annual review of, and make recommendations to the Board regarding, succession planning for the CEO. Review the Company’s material governance and ethics policies, and the framework for compliance therewith, and consider any applicable requests for waivers or interpretations of such policies.

} Review and make recommendations to the Board regarding management’s response to shareholder proposals properly submitted to the Company.

} Review emerging corporate governance trends, best practices, and regulatory developments applicable to the Company.

} Oversee risks related to the Company’s governance structure, policies, and processes.

} Review the CEO’s corporate goals and objectives and monitor performance toward such goals.

} Regularly engage with Morningstar’s legal, compliance, and government relations teams on current and pending regulations and compliance efforts.

Board of Directors and Corporate Governance	Board and Committee Evaluation Process	32

Board and Committee Evaluation Process

} The NCGC annually reviews the evaluation process, including the evaluation method, aimed at soliciting constructive feedback on the performance of the Board and its committees.

}  In 2023, as in prior years, the
Board, the Audit Committee, the
Compensation Committee and the
NCGC each conducted an annual
self-evaluation through a written
questionnaire. All questionnaires
include open-ended questions to
solicit direct feedback.

}  In addition, the NCGC Chair
conducts interviews with each
non-employee director from time
to time to discuss individual Board
member feedback.

}  Directors’ responses to the
questionnaires are aggregated
without attribution and shared
with the full Board and the
applicable committees. All
responses, including written
comments, are provided for
consideration.

}  The Board, Audit Committee,
Compensation Committee, and
NCGC each discuss their
respective results.

}  Following the committee-level
discussions, all evaluation
results and feedback, including
those from any one-on-one
interviews, are discussed by the
full Board.

}  The Board decides on specific
actions to incorporate feedback
received, including making any
appropriate changes to
Board- and committee-related practices.

Board Engagement

Engagement With Management and Other Stakeholders

The commitment of our directors extends well beyond the preparation for, and attendance at, regular and special meetings of the Board and our annual meeting. Engagement beyond the boardroom provides our directors with additional insights into our business and industry, as well as valuable perspectives on performance and opportunities for future growth. Examples of the ways in which the Board contributes meaningfully to Morningstar’s success outside of the boardroom include the following:

}	Strategy Day: Each year we host a strategy day bringing together our Board with Morningstar’s executive leadership team to discuss challenges and opportunities facing the business.
}	Stakeholder Engagement: Our directors maintain relationships with stakeholders, including employees, customers, suppliers, industry associations, and communities.
}

Press and Media Information: Our directors receive frequent updates on significant developments and informational packages including press coverage and current events that relate to Morningstar’s business, people, and industry.

}

Product Demos and Trainings: These in-depth sessions, thematic workshops, desktop exercises and topical roundtables provide Board members detailed background on Morningstar’s products and services and risk management practices and facilitate real-time feedback on key initiatives.

}

Talent Development: Our directors spend time with employees and managers throughout the organizational structure, sharing insights and experiences as a development and retention tool, seeking to further reinforce Morningstar’s culture across the organization.

Shareholder Engagement

Our approach to shareholder engagement is characterized by consistent standards, regular communication to investors of all types, and a long-term focus. We do not make public financial forecasts or provide guidance for our business. We are uneasy with management forecasts because they are, by their nature, subjective and could have an effect on a company’s stock price. We prefer to avoid this potential conflict and let our results speak for themselves while avoiding any incentive to alter behavior to “make the numbers.”

2024 Proxy Statement	33

Our goal is to communicate equally with all shareholders, without special treatment for large shareholders or research analysts. We do not host quarterly earnings calls and our executive team doesn’t generally take one on one meetings with investors. Instead, we respond to shareholder questions about the business in written form on a regular basis and make those answers available to all shareholders at the same time through periodic Form 8-K filings and on our website. We also maintain an archive of queries, with answers dating as far back as 2014. We remain committed to providing substantive written answers to questions submitted by all shareholders, regardless of size. We may, in our discretion, combine answers for duplicate or similar questions into one comprehensive response. In 2023, we provided 210 responses to questions. We have evolved our shareholder communications over time to include a quarterly supplemental deck and, beginning with the second quarter of 2023, we introduced a quarterly update letter from our CEO. Our management team and the Board are available once per year during the question and answer session at our annual shareholders’ meeting. This event includes substantive presentations, with topics including updates on our business strategy and financial performance, plus deep dives into selected products. The agenda also offers ample time for Q&A from shareholders, potential shareholders, and other stakeholders.

If you have a question about our business, please contact us by sending an e-mail message to investors@morningstar.com. Shareholders may also communicate with the Board by writing to our corporate secretary at board@morningstar.com. See the section titled “Communicating With Us and Obtaining Additional Information and Materials” for further details.

Board’s Role in Risk Oversight

The Board provides oversight of the Company’s risk management both at the Board level, and at each of the Committees. Each year, the full Board receives a presentation by management on enterprise risks that are identified and prioritized by management, including operational, financial, legal and regulatory, strategic, and reputational risks. This risk review considers recent trends in the identified risks and considers their potential near-term and long-term impacts as well as mitigation efforts. The business and strategic review portion of each Board meeting includes a discussion of current challenges and risks as well as emerging risk topics of which management is attentive. In recognition of the importance of human capital management, the Board also receives updates at each of its meetings on the organizational health of the Company. Key areas of focus in 2023 included brand and reputation, talent management, cybersecurity, legal and regulatory matters, information security and privacy, among other topics. The Board also reviews and discusses our diversity, equity, and inclusion goals and pay equity initiatives. Management provides additional reports about enterprise risks as needed or as requested by the Board.

Board of Directors and Corporate Governance	Board’s Role in Risk Oversight	34

Audit Committee

} Reviews and discusses with management risks relating to the Company’s financial systems in the context of internal controls and legal exposure, and the steps that management has taken to monitor and control them.

} Oversight of the Company’s cybersecurity and data privacy risk profile, including risks related to artificial intelligence, enterprise technology and cyber strategies, and information security initiatives.

} Regularly reviews and discusses with management technology and cybersecurity risks, as well as the Company’s risk mitigation processes and internal control procedures to protect sensitive business information.

} At each of its regular meetings, the Audit Committee receives an update from Morningstar’s chief technology officer and chief information security officer covering recent trends, identifying emergent risks to our technology infrastructure, disaster recovery plan statistics, employee training metrics, and providing updates on vulnerability assessments and threat landscape as needed. The Audit Committee is also provided a summary of events and reporting on how any such events were resolved.

} At each of its regular meetings, the Audit Committee receives a report on ethics matters that have been reported through Morningstar’s Ethics Hotline or other channels available to employees and other stakeholders.

} During 2023, particular areas of focus for the Audit Committee were the implementation of segment reporting and cybersecurity.
Compensation Committee	} The Compensation Committee reviews the risks related to the design features of our compensation programs as described in the following section.
} During 2023, particular areas of focus for the Compensation Committee were bonus and equity plan design.
Nominating and Corporate Governance Committee	} Oversees compliance framework for material governance-related policies.
} Regularly engages with Morningstar’s legal, compliance and government relations teams on current and pending regulations and compliance efforts.

} Plays a key role in overseeing the Company’s governance risks, managing the director nomination process, and assessing the skills and expertise relevant for service on the Board while upholding Morningstar’s commitment to Board diversity.

} During 2023, particular areas of focus for the NCGC were regulatory compliance and succession planning.

2024 Proxy Statement	35

Risk Considerations in Our Compensation Program

We conduct an annual process to review the design features of our compensation program and any related risks. The process is conducted by management in partnership with its independent compensation consultant and reviewed by the Compensation Committee.

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In reaching this determination, we have considered the following design elements of our compensation policies and practices:

}	the mixture of cash and equity-based compensation encourages an appropriate balance between short-term and long-term risk;
}	multi-year vesting of equity awards encourages employees to focus on the long-term operational and financial performance of the Company; and
}	the use of stock ownership requirements for our executive officers not only aligns their interests with shareholders but also discourages a short-term focus.

Director Compensation

The Board establishes non-employee directors’ compensation based on the recommendation of the Compensation Committee. Directors who are also our employees do not receive any additional compensation for serving on the Board or attending Board meetings. Our non-employee directors receive cash compensation and equity-based compensation.

Cash Compensation

In 2023, each non-employee director received an annual retainer of $50,000. Non-employee directors who are members of the Audit Committee, Compensation Committee, or NCGC received an additional annual Committee retainer of $5,000. Gail Landis also received an additional annual retainer of $5,000 for acting as a representative of the NCGC at meetings of the boards of directors of our credit ratings entities. The Audit Committee Chair, Compensation Committee Chair, and NCGC Chair received an annual retainer of $25,000, $15,000, and $15,000, respectively. In addition to the retainers described above, we reimburse our non-employee directors for travel expenses for attending Board and committee meetings, when applicable.

Equity-Based Compensation

In 2023, each of our non-employee directors received an annual grant of restricted stock units covering shares with a value of approximately $165,000 at grant that vest over a period of three years, subject to the director’s continued service through the applicable vesting date. In their first year of service on the Board, new non-employee directors receive an initial grant of restricted stock units covering shares with a value of approximately $250,000 at grant, also vesting over a period of three years, subject to the director’s continued service through the applicable vesting date. Beginning in 2024, the grant date value of each non-employee director’s annual grant of restricted stock units increased to $190,000.

Board of Directors and Corporate Governance	Security Ownership of Certain Beneficial Owners and Management	36

2023 Directors’ Compensation

The following table shows compensation earned by each of our non-employee directors in 2023. Joe Mansueto and Kunal Kapoor are members of our Board and Morningstar employees. Neither receives any additional compensation for serving on the Board or attending Board meetings. Please see the “2023 Summary Compensation Table” for the amounts received by Joe Mansueto and Kunal Kapoor for their service to Morningstar in 2023.

	Fees Earned or Paid in Cash	Stock Awards(1)	Total

Robin Diamonte	$60,000	$164,867.92	$224,867.92

Cheryl Francis	85,000	164,867.92	249,867.92

Steve Joynt	60,000	164,867.92	224,867.92

Steve Kaplan	75,000	164,867.92	239,867.92

Gail Landis	65,000	164,867.92	229,867.92

Bill Lyons	75,000	164,867.92	239,867.92

Doniel Sutton	60,000	164,867.92	224,867.92

Caroline Tsay	60,000	164,867.92	224,867.92

(1) As required by relevant SEC rules, the amounts represent the aggregate grant date fair value for restricted stock unit awards granted in 2023 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. See Note 12 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the relevant assumptions used in calculating these amounts. As of December 31, 2023, our non-employee directors held the following number of unvested restricted stock units: Robin Diamonte 1,526; Cheryl Francis 1,526; Steve Joynt 1,526; Steve Kaplan 1,526; Gail Landis 1,526; Bill Lyons 1,526; Doniel Sutton 1,662; and Caroline Tsay 1,526. Stock awards when granted are rounded down to the nearest whole share.

Security Ownership of Certain Beneficial Owners and Management

The following table shows information about beneficial ownership of our common stock by each of our directors and nominees, each of the NEOs, each holder of more than 5% of our common stock, and all of our directors and executive officers as a group. Except as otherwise indicated in the notes to the table, the information is as of March 1, 2024, and each person named in the table has sole voting and investment power with respect to the shares listed. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Morningstar, Inc., 22 W. Washington St., Chicago, Illinois 60602.

The percentages in the following table are based on 42,745,175 shares of our common stock outstanding as of March 1, 2024.

Shareholder	Number of Shares Beneficially Owned	Percentage of Common Stock

Joe Mansueto(1)	15,859,338	37.1%

Kunal Kapoor	107,235	*

Jason Dubinsky	17,389	*

Bevin Desmond(2)	11,857	*

Danny Dunn	9,679	*

Robin Diamonte	7,410	*

Cheryl Francis	33,005	*

Steve Joynt	2,353	*

Steve Kaplan	44,151	*

Gail Landis	3,621	*

Bill Lyons(3)	21,925	*

Doniel Sutton	905	*

2024 Proxy Statement	37

Shareholder	Number of Shares Beneficially Owned	Percentage of Common Stock

Caroline Tsay(4)	2,049	*

All directors and executive officers as of March 1, 2024 as a group (12 persons)	16,109,060	37.7

Over 5% Shareholders

Select Equity Group, L.P.(5)	2,984,115	7.0

Vanguard Group (6)	2,576,670	6.0

BlackRock, Inc. (7)	2,391,977	5.6

* Represents beneficial ownership of less than 1%.

(1) Joe Mansueto has pledged 1,800,000 shares of our common stock as security under the terms of a bank credit agreement. Includes 84,514 shares of our common stock held by the Mansueto Foundation, a private charitable foundation. Reflects Joe’s voting and investment power as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power

Joe Mansueto	15,859,338	13,633,199	290,764	15,568,574	290,764

(2) Includes 2,857 shares of common stock held by Bevin’s spouse.

(3) Includes 6,750 shares of common stock as to which Bill has shared voting and investment power.

(4) Reflects ownership rounded to the nearest whole share.

(5) The indicated interest is based solely on a Schedule 13G filed on February 14, 2024 by Select Equity Group, L.P. and George S. Loening (together, “Select Equity”) whose business address is 380 Lafayette Street, 6th Floor, New York, NY 10003. In their Schedule 13G the reporting persons reported ownership as of December 31, 2023 as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power

Select Equity	2,984,115	0	2,984,115	0	2,984,115

(6) The indicated interest is based solely on a Schedule 13G filed on February 13, 2024 by The Vanguard Group whose business address is 100 Vanguard Blvd. Malvern, Pennsylvania 19355. In its Schedule 13G, the reporting person reported ownership as of December 29, 2023 as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power

Vanguard Group	2,576,670	0	11,254	2,541,217	35,453

(7) The indicated interest is based solely on a Schedule 13G filed on January 29, 2024 by BlackRock, Inc. whose business address is 50 Hudson Yards, New York, NY 10001. In its Schedule 13G, the reporting person reported ownership as of December 31, 2023 as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power

BlackRock, Inc.	2,391,977	2,332,744	0	2,391,977	0

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file with the SEC an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Under SEC rules, certain forms of indirect ownership and ownership of Company stock by certain family members are covered by these reporting requirements. As a practical matter, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf.

Board of Directors and Corporate Governance	Delinquent Section 16(a) Reports	38

Based solely on a review of the copies of such forms filed with the SEC, and on written representations from our directors and executive officers, we believe that during 2023 all of our executive officers, directors, and beneficial owners of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a) of the Exchange Act, except for one Form 4 filed by Joe Mansueto on December 6, 2023 with respect to one transaction undertaken during the fiscal year that was untimely due to administrative error.

2024 Proxy Statement	39

Compensation Discussion and Analysis

In this section, we discuss the goals of our compensation program and how we compensated each of our NEOs for 2023.

Executive Summary

The following table identifies our NEOs for 2023.

Name	Title

Kunal Kapoor	Chief Executive Officer

Jason Dubinsky	Chief Financial Officer

Bevin Desmond(1)	Former Chief Talent and Culture Officer

Danny Dunn	Chief Revenue Officer

Joe Mansueto	Executive Chairman

Pay Aligned With Performance

Morningstar has a strong pay for performance philosophy. Our target pay mix for executive officers has a significant portion of total compensation which is performance-based and variable — 93% for the CEO and 81% on average, for Jason Dubinsky and Danny Dunn in 2023. Joe Mansueto does not participate in our executive compensation incentive plans, and Bevin Desmond did not participate in our 2023 executive compensation incentive plans given her departure date of January 31, 2023. Our primary performance measures in our Corporate Incentive Plan are Adjusted Revenue(2) and Adjusted EBITDA(2) (earnings before interest, taxes, depreciation, and amortization), and Total Shareholder Return (TSR) performance and growth in Adjusted Revenue drives payouts under our long-term equity incentive plan. As described in more detail below, target financial performance in 2023 drove a 91.7% company-level payout under our Corporate Incentive Plan, while strong 3-year stock performance led to above-target market stock unit (MSU) payouts for awards granted in 2020. There was no modification to the MSU awards under the MSU revenue kicker feature.

(1) Bevin Desmond (57) served as Morningstar’s chief talent and culture officer from 2010 until her retirement on January 31, 2023.

(2) Adjusted Revenue and Adjusted EBITDA are non-GAAP financial measures and are adjusted to exclude the impact of certain items, including all or a portion of the following: expected incentive compensation costs, foreign currency fluctuations, capitalized software development costs, unbudgeted acquisitions and divestitures and associated costs, and certain one-time costs. When the financial and strategic performance measures were established, and consistent with prior years, the Compensation Committee determined that these adjustments, and other significant charges not included in the Company’s internal 2023 budget should be excluded from both the establishment of goals as well as the determination of payout calculations to more closely align with the underlying operating performance of the business.

Compensation Discussion and Analysis	40

Pay for Performance Summary

We set robust goals under our incentive plans. In 2023, we generated strong positive growth in both Adjusted Revenue and Adjusted EBITDA, however, our performance was below our target goals. Adjusted Revenue in 2023 was $2,032.3 million compared with a target goal of $2,111.9 million, driven primarily by shortfalls in our Morningstar Credit and Morningstar Sustainalytics product areas. Adjusted EBITDA in 2023 was $526.7 million compared with a target goal of $542.8 million. As a result of this performance, our annual cash incentive funded at 91.7% of target for Kunal and Jason, and 90.4% of target for Danny.

Our long-term equity incentive plan is comprised of 75% MSUs and 25% restricted stock units (RSUs). MSUs are earned primarily based upon TSR measured over a three-year time frame on an absolute basis. Our grants from May and November 2020 vested in May and November 2023, and each exceeded the TSR performance targets resulting in payouts of 136.6% and 117.8% of target, respectively. Three-year Adjusted Revenue growth targets were not exceeded, resulting in no modification to the final MSU payouts. For additional perspective, our 2023 one-year TSR was 32.9% compared to a 26.4% Morningstar U.S. Market Index return and our three-year TSR (from 2021-2023) was 25.3% compared to a 28.1% Morningstar U.S. Market Index return over that same period.

2024 Proxy Statement	41

Significant Changes to Programs in 2023

In 2022, the weighting of financial performance in the calculation of the annual incentive was 67% Adjusted Revenue and 33% Adjusted EBITDA. In 2023, we increased the plan’s focus on profitability by shifting the weighting to 50% Adjusted Revenue and 50% Adjusted EBITDA for Kunal Kapoor and Jason Dubinsky. For Danny Dunn, given his role as the Company’s chief revenue officer, the 67% Adjusted Revenue and 33% Adjusted EBITDA weightings remained unchanged for 2023.

Goals of Our Compensation Program

Our Compensation Committee’s compensation philosophy is to pay our executives competitive base salaries and provide them with the opportunity to earn meaningful annual cash incentive compensation through the Morningstar Incentive Plan (the Corporate Incentive Plan) and equity-based compensation through our Amended and Restated 2021 Stock Incentive Plan (2021 Plan) aligned with Company performance.

Our Goal Is to Develop Compensation Policies and Practices That:

Attract and retain talented executives	Motivate and reward our executives for their individual and collective contributions to the Company	Align our executives’ interests with the long-term interests of our shareholders

The Compensation Committee:

Believes that variable pay in the form of cash and equity incentives should make up a significant majority of total target compensation, and incentive compensation should increase as a percentage of total compensation as members of our management team take on more responsibility at Morningstar. Our compensation program is designed to reward each member of our management team based on their overall contribution to the Company and for the achievement of goals deemed most relevant to their specific role or particular product area managed.

Ties executive compensation to value creation, as measured by increases in Adjusted Revenue and Adjusted EBITDA in the Corporate Incentive Plan, and TSR in the equity incentive program pursuant to our 2021 Plan. Our equity incentive program, combined with our stock ownership requirements for our executive officers and directors, is designed to align interests with shareholders over the long-term. The Compensation Committee bases its decisions about an executive’s compensation on its assessment of that executive’s performance and contribution toward enhancing the intrinsic value of our Company and its product areas. The Compensation Committee uses its judgment in determining the amounts and combination of base salary, annual bonus, and equity awards.

Benchmarks total compensation of our executives against the market using companies of similar size and operating in a similar business. The Compensation Committee does not target specific compensation levels based on this review but considers this helpful information to obtain a general understanding of current compensation practices and trends.

Compensation Discussion and Analysis	42

2023 Peer Group

In May 2022, for purposes of evaluating 2023 compensation, the Compensation Committee approved the addition of Broadridge Financial Solutions, Inc. to our peer group. This change in the peer group was due to consideration of the following factors: each company’s size relative to Morningstar; relevant lines of business in relation to Morningstar; talent competitors; and the commonality of being identified as a peer of other existing Morningstar peers. The revised peer group consists of the companies listed below:

} AssetMark Financial Holdings, Inc.	} Focus Financial Partners

} Broadridge Financial Solutions, Inc.	} MarketAxess Holdings, Inc.

} CBOE Holdings, Inc.	} Moody’s Corporation

} Envestnet, Inc.	} MSCI Inc.

} FactSet Research Systems, Inc.	} SEI Investments Company

} Fair Isaac Corporation } Federated Hermes, Inc.	} SS&C Technologies Holdings, Inc } Verisk Analytics, Inc.

We note that Focus Financial Partners was taken private in 2023 and will be removed from the Company’s peer group in 2024. The Compensation Committee also reviewed published compensation survey data provided by Radford Data & Analytics. The survey provides information about compensation levels and practices at financial services and technology companies. When reviewing data from published surveys, the Compensation Committee focuses on information specific to companies of Morningstar’s size. For purposes of this Compensation Discussion and Analysis, we refer to the compensation data for these companies and surveys as “market data.”

2023 Say on Pay Vote

Votes cast in support of the proposal

The Company held its last advisory vote to approve executive compensation, or “say on pay” vote at its 2023 Annual Shareholders’ Meeting, and the proposal was approved with approximately 98.6% of votes cast in support. Given the significant shareholder support, the Compensation Committee did not make any changes to the Company’s executive compensation program in response to the 2023 say on pay vote. The Company is conducting a say on pay vote at its 2024 Annual Shareholders’ Meeting. For additional information on this year’s say on pay vote, see Proposal 2: Advisory Vote to Approve Executive Compensation.

In 2023, the Board determined to provide the Company’s shareholders with an opportunity to cast an advisory say on pay vote on executive compensation every year. The Board will reassess that frequency after the next advisory vote on the frequency of future say on pay votes, which will take place in May 2029.

Executive Chairman Compensation

Joe Mansueto has served as Chairman since our Company’s inception and served as CEO from 1984 to 1996 and from 2000 to 2017. In consideration of his status as our principal shareholder, Joe believes that his compensation should be directly aligned with other shareholders and be realized primarily through appreciation in the long-term value of our common stock. At his request and as supported by the Compensation Committee, he did not participate in our equity or cash-based incentive programs in 2023 and his salary has been $100,000 since 2000.

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2023 CEO Compensation

Kunal Kapoor has served as Morningstar’s CEO since 2017. The Compensation Committee believes that Kunal’s compensation should align with shareholder success, reward achievement of the Company’s strategic goals, and provide motivation for future growth. When the Committee compared Kunal’s total compensation with the compensation peer group in late 2022, his compensation target was between the 25th percentile and the median. Accordingly, the Committee increased Kunal’s compensation to be more competitive with the market median and focused his compensation adjustments on performance-based compensation. His salary increased by 5% to $525,000 in 2023 and remains among the lowest in the peer group to emphasize the committee’s preferred focus on variable pay. As such, his target annual bonus was increased from $1,500,000 to $1,675,000 and his target annual equity award was increased from $3,500,000 to $5,200,000. The increase to his target annual equity award essentially replaced the additional $1,000,000 MSU award that was previously granted to Kunal in each of 2020, 2021 and 2022, as approved by the Compensation Committee in December 2019. Overall, Kunal’s 2023 target total compensation remained below the median target total compensation for the peer group and continues to place more emphasis on performance-based, at-risk compensation than our peer group.

The Compensation Committee will continue to monitor and manage the progression of Kunal’s target total compensation over time based on his performance and market competitiveness. The table below shows Kunal’s 2023 target total compensation:

Annual Base Salary	Target Bonus	Target Equity Awards

$525,000	$1,675,000	$5,200,000 allocated 75% to market stock units and 25% to restricted stock units.

Elements of Our Executive Compensation Program

Our executive compensation program currently consists of two main elements: cash compensation (annual base salary and annual incentive) and equity-based compensation (market stock units and restricted stock units). The Compensation Committee believes that its current compensation program for executive officers strikes an appropriate balance between short-term and long-term incentives. This mix of cash and equity compensation is intended to drive operational performance and long-term value creation by aligning the interests of our executive officers with those of our shareholders.

Cash Compensation

We pay cash compensation in the form of base salary and bonus under the Corporate Incentive Plan. We include bonuses in the compensation package to incentivize strong near-term financial and operational performance. We describe each component of cash compensation in more detail below.

Base Salary:

The Compensation Committee reviews and determines the base salary for Kunal Kapoor based on his individual performance and overall contribution to the Company. For our other executive officers, the Compensation Committee reviews and determines their base salaries based in part on Kunal’s feedback about each individual’s performance and overall contribution to the Company.

For 2023, salaries were also increased for Jason Dubinsky and Danny Dunn by 5.3% and 14.3%, respectively. These increases were to address competitiveness of total compensation versus the market and peer group data. During 2022, as part of her transition to retirement, Bevin Desmond transitioned from full-time employment to part time, effective November 1, 2022. In connection with this transition, Bevin was paid a rate of 50% of her 2022 salary for the month of January 2023, and her final day of employment was January 31, 2023. Actual salary paid to our NEOs is set forth in the 2023 Summary Compensation Table.

Compensation Discussion and Analysis	44

Annual Cash Incentive:

Our Corporate Incentive Plan rewards participants for meeting and exceeding annual performance goals approved by the Compensation Committee. As noted above, Joe Mansueto does not participate in the Corporate Incentive Plan, and based on her planned departure on January 31, 2023, Bevin Desmond was also not eligible to participate. The design of the Corporate Incentive Plan gives the Compensation Committee flexibility to use judgment to modify bonus payout for Kunal Kapoor and other executive officers based on individual performance and overall contribution to the Company. Kunal provides input to the Compensation Committee about the other executive officers’ performance and overall contribution to the Company, as well as the performance of their particular product areas. The chart below shows the formula for annual incentive payouts.

2023 Annual Incentive Target and Payout Determinations: In December 2022, the Compensation Committee approved the 2023 annual incentive targets for Kunal Kapoor, Jason Dubinsky and Danny Dunn. As described above, the Compensation Committee approved an increase to Kunal’s 2023 annual incentive target to $1,675,000 (319% of his base salary). The 2023 annual incentive targets for Jason and Danny were unchanged from 2022. In determining annual incentive targets, the Compensation Committee also reviewed compensation practices of the market data. As noted above, while it does not target specific compensation elements against the market data, the Compensation Committee does review competitive market practices and trends with respect to executive compensation.

The Compensation Committee established Adjusted Revenue and Adjusted EBITDA as the two metrics to measure company and product area performance for the annual cash incentives in 2023. The Compensation Committee determined payouts for 2023 primarily based on Adjusted Revenue and Adjusted EBITDA, performance relative to company and product area goals. To arrive at Adjusted Revenue and Adjusted EBITDA we exclude the impact of certain items, including all or a portion of the following: expected incentive compensation costs, foreign currency fluctuations, capitalized software development costs, unbudgeted acquisitions and divestitures and associated costs, and certain one-time costs. At the beginning of 2023, the Compensation Committee established a funding formula that specifies bonus funding for various performance levels, with the final funding factor weighted 50% for Adjusted Revenue and 50% for Adjusted EBITDA, except for Danny Dunn who, based on his role as chief revenue officer, had a funding factor of 67% Adjusted Revenue and 33% Adjusted EBITDA weightings. The graphics below illustrate how this formula works for Company performance:

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2023 Adjusted Revenue Funding Formula

2023 Adjusted EBITDA Funding Formula

Compensation Discussion and Analysis	46

Company Performance Measures: In 2023, our overall company financial performance resulted in the following calculation of the bonus funding factor and final funding factors:

Measure	Goal	Achievement	Goal Attainment	Unweighted Funding Factor	Weighting (Kunal Kapoor and Jason Dubinsky)	Funding Factor

Adjusted Revenue (Millions)	$2,111.9	$2,032.3	96.2%	87.9%	50%	91.7%
Adjusted EBITDA (Millions)	$ 542.8	$ 526.7	97.0%	95.6%	50%

Measure	Weighting (Danny Dunn)	Funding Factor

Adjusted Revenue (Millions)	67%	90.4%
Adjusted EBITDA (Millions)	33%

Each executive’s annual incentive target was multiplied by the applicable final funding factor to determine the final output. For 2023, as described in more detail below, the Compensation Committee determined that each executive’s individual performance factor was 100%, resulting in no further adjustments to the final bonus amount.

2023 Individual Performance

The Compensation Committee reviewed Kunal Kapoor’s performance and his broader impact on the growth of the business and Kunal’s evaluation of Jason Dubinsky’s and Danny Dunn’s contributions to key company initiatives and their broader impact on the growth of the business. The discussion below describes the key goals for each NEO, how the Compensation Committee evaluated performance against those goals, and the factors affecting the 100% individual performance factor for each of our NEOs who received a bonus for 2023.

Kunal Kapoor: Kunal’s objectives were to exceed financial goals, deliver differentiated insights across asset classes and markets, build a leading ESG position, drive operational excellence and scalability, and build an inclusive culture to drive exceptional talent development and engagement. Kunal demonstrated his leadership in a difficult market, reshaping the organization to support areas of strength in the business and respond to declining credit issuance and U.S. ESG sentiment. Though the Company did not exceed its 2023 financial goals, market headwinds were managed by curtailing hiring and reducing headcount, coupled with prudent investment in growth to improve profitability. Numerous new product capabilities were launched in a strong year for product deliveries. Successful integration of the Leveraged Commentary & Data acquisition was near completion and ahead of schedule.

Jason Dubinsky: Jason’s key areas of focus in 2023 included capital allocation, enhancements to our financial planning and analysis activities, and building operational rigor as we continue to scale. During the year, we also made the decision to change our financial reporting to a segment-based approach, which involved considerable effort and precision as we implemented these activities. Jason was also instrumental in helping execute a cost reduction plan in the business as we reset the base cost profile of parts of the business that had underperformed our expectations. Finally, Jason continues to refine how his team works globally with the aim of increasing efficiency, timeliness, and granularity of our financial reporting.

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Danny Dunn: Danny continues to effectively lead a growing sales organization. His key goal each year is to surpass our annual sales targets and in 2023 we had relatively strong results on this front. The Enterprise business and PitchBook had strong net new sales, in particular. Danny is also focused on the performance of the Morningstar Sustainalytics product areas and made considerable progress in 2023’s second half in rebuilding its sales team, and ensuring that it is leveraging the rest of our sales operations capacity. We also outperformed in the retirement and indexes areas, although wealth and credit ratings fell short. Danny also has oversight of our central marketing and services teams and in both areas, we continued to build scale and implement processes that support a larger companywide book of business.

2023 Bonus Payouts

The table below shows the bonus earned by each of the applicable NEOs.

	2023 Target Bonus	Financial Funding Factor	Individual Performance Factor	2023 Cash Bonus

Kunal Kapoor	$1,675,000	91.7%	100%	1,535,975

Jason Dubinsky	650,000	91.7%	100%	596,050

Danny Dunn	400,000	90.4%	100%	361,600

Equity-Based Compensation

Our 2021 Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and market stock units among other stock-based awards. All of our employees are eligible for awards under the 2021 Plan. As noted above, Joe Mansueto does not participate in the 2021 Plan.

Equity awards that vest over time are an important part of how we reward our executive officers and other employees. We pay a meaningful portion of executive officer compensation in the form of equity awards to help align the economic interests of our executive officers with those of our shareholders. We also believe it’s important for our executives to have a long-term stake in the success of the business. The amount of equity-based compensation we provide to each executive officer each year generally reflects the individual’s level of responsibilities within the Company.

The Compensation Committee reviews the value of annual equity awards for each executive officer to evaluate whether they reflect each individual’s responsibilities and performance within the Company and encourage retention and long-term alignment with the Company’s success. In 2023, we granted restricted stock units and market stock units to Kunal, Jason and Danny. In December 2022, the Compensation Committee approved increases for each of the participating NEOs based on their performance and market positioning. The target grant values for 2022 and 2023 are shown below.

The mix for annual equity grants in 2023 was 75% MSUs and 25% RSUs, which was unchanged from 2022. RSUs were granted to our participating NEOs in May 2023. With respect to MSUs, the Compensation Committee elected to grant one-half of each NEO’s targeted value in May 2023 and the other half in November 2023 to minimize the potential effect of short-term stock price volatility on the awards. We describe these awards in more detail below.

Compensation Discussion and Analysis	48

Restricted Stock Units:

In 2023, the Compensation Committee granted RSUs to our NEOs that vest in four equal annual installments commencing on the first anniversary of the grant date and subject to their continued employment through the applicable vesting date. The table below shows the approximate value approved for RSUs granted to each NEO in 2023 and 2022.

	Approximate Value of 2023 Restricted Stock Units	Approximate Value of 2022 Restricted Stock Units

Kunal Kapoor	$1,300,000	$875,000	(1)

Jason Dubinsky	400,000	300,000

Bevin Desmond(3)	0	175,000

Danny Dunn	300,000	225,000	(2)

(1) During 2022, Kunal received a restricted stock unit grant in the amount of $595,200 as part of his 2021 annual incentive. This award is not included in the target value in the table above.

(2) During 2022, Danny received a restricted stock unit grant of $66,960 as part of his 2021 annual incentive. This award is not included in 2022 target value in the table above.

(3) Bevin Desmond resigned from her position with the Company effective January 31, 2023, and did not receive any RSU grants in 2023.

Market Stock Units:

In 2023, the Compensation Committee granted MSUs to our participating NEOs that vest three years from the grant date depending on our TSR performance over that three-year performance period. In addition to the TSR metric, the MSUs granted to NEOs in 2023 had an adjusted revenue kicker, where an additional amount of MSUs could be earned for exceeding Adjusted Revenue growth targets during the three-year performance period. The Compensation Committee granted one-half of the 2023 targeted MSU value on May 15, 2023, and the other half on November 15, 2023. The table below shows the targeted value of MSUs granted to NEOs in 2023 and 2022.

	2023 Market Stock Unit Kicker	Approximate Target Value of 2023 Market Stock Units		2022 Market Stock Unit Kicker	Approximate Target Value of 2022 Market Stock Units

Kunal Kapoor	3-year Adjusted Revenue CAGR	$3,900,000	(1)	3-year Adjusted Revenue CAGR	$2,625,000	(1)

Jason Dubinsky	3-year Adjusted Revenue CAGR	1,200,000		3-year Adjusted Revenue CAGR	900,000

Bevin Desmond(2)	3-year Adjusted Revenue CAGR	0		3-year Adjusted Revenue CAGR	525,000

Danny Dunn	3-year Adjusted Revenue CAGR	900,000		3-year Adjusted Revenue CAGR	675,000

(1) In 2022, Kunal received the final of three annual grants of market stock units with a target value of $1,000,000 each, with a three-year performance period. These awards were approved in 2019 when the Compensation Committee evaluated and revisited Kunal’s target total compensation as a more experienced CEO with demonstrated successes, strategic direction, and leadership, and is not included in Kunal’s 2022 target values in the table above. The increase in 2023 equity awards considers the discontinuation of these grants.

(2) Bevin Desmond resigned from her position with the Company effective January 31, 2023, and did not receive any MSU grants in 2023.

In 2023, the target TSR to earn 100% of the target MSUs was 20%. Vesting for TSR performance between the performance levels described below is based on a linear interpolation.

Performance Level	Shares Earned as a Percentage of Target Market Stock Units

Threshold TSR	0% vesting if TSR is negative 13.33%

Target TSR	100% vesting if TSR is 20%

Maximum TSR	200% vesting if TSR is 70%

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In addition to TSR performance, if there is financial outperformance (calculated based on the growth in Adjusted Revenue) during the performance period, the NEOs may receive an additional number of shares, referred to as a “revenue kicker”. This revenue kicker will be determined by the Compensation Committee at or before the end of the performance period based on achievement of the performance measure.

Performance Measure	Revenue Kicker

Adjusted Revenue CAGR	100% - 150% of shares earned based on Adjusted Revenue growth

2020 Market Stock Units

On May 15, 2020 and November 15, 2020, the Compensation Committee granted market stock units to each of our NEOs (other than Joe Mansueto). Under the terms of the May 2020 and November 2020 market stock unit awards, we measured Morningstar’s TSR over a three-year performance period beginning on each of May 15, 2020 and November 15, 2020, respectively, compared with the payout scale for each grant. The 2020 market stock unit awards were also subject to a revenue kicker, pursuant to which the payouts in respect of such awards could be increased depending on our Adjusted Revenue over the performance period. For the 2020 MSUs, the three-year Adjusted Revenue growth target was not exceeded, resulting in no modification to the underlying MSU payouts. The tables below disclose the payout scale, actual TSR and Adjusted Revenue results and the resulting MSUs earned as a percentage of target by each of our NEOs.

May 2020 Market Stock Units

Performance Level	Shares Earned as a Percentage of Target Market Stock Units

Threshold TSR	0% vesting if TSR is negative 13.33%

Target TSR	100% vesting if TSR is 20%

Maximum TSR	150% vesting if TSR is 45%

Revenue Kicker	100% - 200% modifier based on results compared to 3-year Adjusted Revenue targets for time period of 2020 - 2022

Actual TSR and Adjusted Revenue and Actual MSUs vesting	136.6% of target MSUs vested due to actual TSR of 38.3% and Adjusted Revenue of $2,032.3 million

November 2020 Market Stock Units

Performance Level	Shares Earned as a Percentage of Target Market Stock Units

Threshold TSR	0% vesting if TSR is a negative 13.33%

Target TSR	100% vesting if TSR is 20%

Maximum TSR	150% vesting if TSR is 45%

Revenue Kicker	100% - 200% modifier based on results compared to 3-year Adjusted Revenue targets for time period 2020 - 2022

Actual TSR and Adjusted Revenue and Actual MSUs vesting	117.8% of target MSUs vested due to actual TSR of 28.9% and Adjusted Revenue of $2,032.3 million

Employment Agreements and Change in Control and Termination Arrangements

We do not have employment agreements or change-in-control agreements with any of our executive officers.

Certain of our equity award agreements include accelerated vesting provisions in the event of death, disability or a qualifying termination of employment without cause. In addition, if there is a change in control of Morningstar, under the 2021 Plan, the Board can vest or make exercisable, as the case may be, unvested or not yet exercisable awards granted

Compensation Discussion and Analysis	50

under the 2021 Plan. The following events constitute a change in control within the meaning of the 2021 Plan: the acquisition by a person or entity of more than 50% of Morningstar’s common stock, other than by Joe Mansueto, his wife, children, or any trustee or custodian on their behalf; a merger, consolidation, or statutory share exchange involving Morningstar, unless shareholders receive more than 60% of the stock of the surviving company or the parent company; a liquidation or dissolution of Morningstar; or a sale of substantially all of Morningstar’s assets. The Board has not determined how it will exercise its discretion if there is a change in control of Morningstar. Please see the “Potential Payments Upon Termination or Change in Control” section for further information regarding the value of each NEO’s outstanding equity awards in the event of qualifying termination events.

Bevin Desmond Contractor and Separation Agreements

As previously disclosed, Bevin’s last day of employment as Morningstar’s chief talent and culture officer was January 31, 2023, at which time she transitioned to three month contractor status which was not activated. Under the terms of Bevin’s separation agreement, and as approved by the Compensation Committee, Bevin’s outstanding equity awards were modified to provide for continued vesting in retirement. See “2023 Summary Compensation Table” for additional information.

Rule 10b5-1 Trading Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them.

Stock Ownership Requirements

The Board has adopted stock ownership requirements for our executive officers and directors. These guidelines are designed to encourage our executive officers and directors to increase their equity stakes in Morningstar and more closely link their economic interests with those of our shareholders. We require each of our directors to hold either (a) shares with a value of $5,000,000 or (b) generally speaking, a number of Morningstar shares and share equivalents that is greater than or equal to 25% of the total number of pre-tax vested restricted stock units that he or she has been granted since becoming a director. For our executive officers, we require each person to hold either (a) shares with a value of $5,000,000 or (b) generally speaking, a number of Morningstar shares and share equivalents that is greater than or equal to 33% of the total number of pre-tax vested restricted stock units and vested market stock units that he or she has been granted since becoming an executive officer. We describe our stock ownership requirements for executive officers and directors in more detail on the Investor Relations area of our corporate website at shareholders.morningstar.com/investor-relations in the Governance section.

As of March 1, 2024, our executive officers and directors were in compliance with these requirements.

Policy Restricting Hedging and Pledging

We consider it improper and inappropriate for our employees and Board members to engage in short-term or speculative transactions in Morningstar securities or in other transactions in Morningstar securities that may lead to inadvertent violations of insider trading laws. Our Insider Trading Policy subjects directors and employees to the following restrictions in their transactions in Morningstar securities:

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Short Sales: Directors and employees may not engage in short sales of Morningstar securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

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Publicly Traded Options: Directors and employees may not engage in transactions in publicly traded options on Morningstar securities (such as puts, calls, and other derivative securities) on an exchange or in any other organized market, including over-the-counter or custom options.

}

Derivatives and Hedging Transactions: Directors and employees may not enter into derivative or hedging transactions intended to reduce their risk of owning Morningstar securities, while still maintaining ownership of such securities.

2024 Proxy Statement	51

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Standing Orders: Standing orders should be used only for a brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves the seller with no control over the timing of the transaction. A standing order transaction executed by the broker when a director or employee is aware of material, nonpublic information may result in unlawful insider trading even if the standing order was placed at a time when the director or employee did not possess material, nonpublic information.

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Margin Accounts and Pledges: Employees and Board members may not pledge more than 15% of the total number of Morningstar securities which they beneficially own as collateral for a loan, or hold more than that number of Morningstar securities in a margin account. Securities held in a margin account or pledged as collateral for a loan may be sold by the broker if a director or employee fails to meet a margin call or by the lender in foreclosure if the director or employee defaults on the loan. Directors and employees may not have control over these transactions as the securities may be sold at certain times without the director’s or employee’s consent. A margin or foreclosure sale that occurs when a director or employee is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading. A margin or foreclosure sale of a significant number of Morningstar securities at one time could put undue pressure on the price of those securities, to the detriment of shareholders or other market participants. Because of this danger, directors and employees should exercise caution in holding any Morningstar securities in a margin account or pledging Morningstar securities as collateral for a loan and must report such activity to the Legal department for monitoring.

As of March 1, 2024, Joe Mansueto has pledged 1,800,000 shares as security under the terms of a bank credit agreement. This represents a decrease from 3,000,000 shares pledged under such agreement in 2021. The pledged shares represent approximately 11.4% of Joe’s total number of shares beneficially owned and 4.2% of Morningstar’s total shares outstanding. The credit agreement and related pledge were arranged to provide Joe some opportunity to diversify his assets, consistent with the advice Morningstar often gives investors. Excluding the pledged shares from the calculation of shares subject to Morningstar’s stock ownership policy, Joe would still be in compliance with such policy.

In evaluating the risk posed by the pledge, the Audit Committee considered the number of shares being pledged, Joe’s overall financial condition, with specific focus on his liquidity and cash flows, the overall leverage of his financial position, the maturity structure of his obligations, the other assets available to secure his obligations, the existence of borrower-friendly provisions (notice, grace periods, provisions for asset substitution and loan restructuring), and Joe’s decades of experience in the financial services industry and with personal investing. The Audit Committee also considered scenario analyses and the significant share price decline that would need to occur before any corrective measures would be triggered under Joe’s borrowing arrangement. The Audit Committee also considered the positive impact of Joe’s maintaining a significant ownership stake in the Company and implications of an alternate scenario in which Joe sells a significant portion of his shares in order to gain liquidity and diversity of his personal wealth. After examining these factors, the Audit Committee was satisfied that Joe possessed sufficient assets aside from his pledged Company shares to satisfy, if necessary, his indebtedness secured by those shares. As a result, the Audit Committee concluded that the pledge of Company shares by Joe does not pose a substantial risk to the Company or its other shareholders.

The Audit Committee continues to meet with Joe on an annual basis to review his pledge and any other material pledge arrangements that may be notified to the legal department pursuant to the Company’s policy. During these meetings, Joe updates the Audit Committee on his business activities and answers questions regarding the credit agreement pursuant to which the shares are pledged. Currently, no other pledging arrangements have been reported by the employees, executives, or directors to whom this policy applies.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of five independent directors: Steve Kaplan (Chair), Cheryl Francis, Steve Joynt, Bill Lyons, and Doniel Sutton. No member of the Compensation Committee is, or was during 2023, a current or former officer or employee of the Company or any of its subsidiaries. Additionally, during 2023, none of our executive officers served on

Compensation Discussion and Analysis	52

the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

Independent Compensation Consultants

In September 2023, management retained an independent compensation consultant, Pay Governance, to review aspects of the Company’s executive and director compensation program, for a fee of $166,932. Pay Governance provides no other services to Morningstar.

In January 2023 through August 2023, Willis Towers Watson also provided executive compensation consulting services for a fee of $80,848 as well as other services relating to broader human resources-related engagements, the fees for which totaled $82,091.

The Compensation Committee reviewed the independence of both Pay Governance and Willis Towers Watson under Nasdaq and SEC rules and concluded that the work of the compensation consultants did not raise any conflict of interest.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement and Morningstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Compensation Committee

Steve Kaplan, Chair

Cheryl Francis

Steve Joynt

Bill Lyons

Doniel Sutton

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Executive Compensation Tables

2023 Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Kunal Kapoor Chief Executive Officer	2023	$525,000	$5,199,571	$ 1,535,975	$ 16,875	$7,277,421
	2022	500,000	4,499,252	1,294,500	15,225	6,308,977
	2021	500,000	2,999,437	2,083,200	14,955	5,597,592

Jason Dubinsky Chief Financial Officer	2023	$475,000	$1,599,537	$ 596,050	$ 16,875	$2,687,462
	2022	450,000	1,199,696	560,950	15,375	2,226,021
	2021	400,000	899,606	744,000	14,922	2,058,528

Bevin Desmond Former Chief Talent and Culture Officer	2023	$14,583	$0	$ 0	$ 383	$14,966
	2022	320,833	1,853,909	276,879	14,344	2,465,965
	2021	290,137	499,859	431,723	14,050	1,235,769

Danny Dunn Chief Revenue Officer	2023	$400,000	$1,199,600	$ 361,600	$ 16,875	$1,978,075
	2022	350,000	899,698	448,760	15,375	1,713,833
	2021	300,000	499,859	580,320	14,856	1,395,035

Joe Mansueto Executive Chairman	2023	$100,000	$0	$ 0	$ 5,250	$105,250
	2022	100,000	0	0	5,250	105,250
	2021	100,000	0	0	5,293	105,293

(1) As required by relevant SEC rules, the amounts for 2023 for each NEO other than Bevin Desmond and Joe Mansueto represent the aggregate grant date fair value for restricted stock unit awards and market stock units granted in 2023 as determined pursuant to FASB ASC Topic 718. The amounts included for the market stock units are calculated based on the probable satisfaction of the performance condition for these awards as of the grant date. Under FASB ASC Topic 718, the vesting condition related to the total shareholder return (TSR) market stock units is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the NEOs that could be calculated and disclosed based on achievement of the underlying market condition. See Note 12 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the relevant assumptions used in calculating these amounts. For further information on these awards, see the 2023 Grants of Plan-Based Awards table.

Bevin Desmond retired from the Company effective January 1, 2023. As previously disclosed, in connection with Bevin’s departure, her equity awards were modified in 2022 to allow for continued vesting following her retirement. Under applicable accounting rules, the modification occurred in 2022 at the time of the Compensation Committee action rather than at the time of her 2023 departure and, accordingly, the value reported in this column for 2022 has been revised in accordance with accounting rules to reflect the incremental fair value associated with such 2022 modification. The original grant date fair value of her 2022 stock awards was $699,462, with the modification resulting in an incremental compensation expense of $1,154,447. No additional equity awards were granted in 2023.

(2) The amounts represent annual bonus payments made under the Corporate Incentive Plan. For further information on these payments, see Compensation Discussion and Analysis — Cash Compensation — Annual Cash Incentive.

(3) For 2023, the amounts represent matching contributions to our 401(k) plan.

Compensation Discussion and Analysis	Executive Compensation	54

2023 Grants of Plan-Based Awards

The following table shows information concerning the grant of plan-based awards in 2023 to each of our NEOs.

Name	Grant Date	Approval Date	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stocks or Units(3)	Grant Date Fair Value of Stock Award(4)
				Target(1)	Threshold	Target	Maximum

Kunal Kapoor	—	—	Bonus	$ 1,675,000	—	—	—	—	—

	05/15/23	05/12/23	MSU	—	0	9,899	29,697	—	$ 1,949,806

	11/15/23	11/15/23	MSU	—	0	5,956	17,868	—	$ 1,949,816

	05/15/23	05/12/23	RSU	—	—	—	—	6,844	$ 1,299,949

Jason Dubinsky	—	—	Bonus	$ 650,000	—	—	—	—	—

	05/15/23	05/12/23	MSU	—	0	3,046	9,138	—	$ 599,971

	11/15/23	11/15/23	MSU	—	0	1,832	5,496	—	$ 599,742

	05/15/23	05/12/23	RSU	—	—	—	—	2,105	$ 399,824

Danny Dunn	—	—	Bonus	$ 400,000	—	—	—	—	—

	05/15/23	05/12/23	MSU	—	0	2,284	6,852	—	$ 449,879

	11/15/23	11/15/23	MSU	—	0	1,374	4,122	—	$ 449,806

	05/15/23	05/12/23	RSU	—	—	—	—	1,579	$ 299,915

Joe Mansueto	—	—		$ 0	—		—	—	—

(1) Amounts shown represent the Corporate Incentive Plan bonus target for each participating NEO established by the Compensation Committee. The Corporate Incentive Plan does not include specified threshold or maximum payout levels.

(2) Amounts shown represent the target and maximum market stock units granted under the 2021 Plan. These market stock units vest on the third anniversary of the grant date depending on our total shareholder return (TSR) over that three-year period and adjusted revenue kicker determined by the Compensation Committee at or before the end of the performance period. The number of shares of our common stock to be received at vesting will range from 0% to 300% of the target amount based on the company’s TSR for the three-year performance period and the adjusted revenue kicker. At threshold performance, none of the shares vest. At target performance, the target number of shares vest. At, maximum, 300% of the target number of shares vest. See Compensation Discussion and Analysis — Equity-Based Compensation — Market Stock Units for more details.

(3) Amounts shown consist of restricted stock units granted under the 2021 Plan. These restricted stock units vest in four equal annual installments beginning on the first anniversary of the grant date.

(4) Amounts shown represent the aggregate grant date fair value for each restricted stock unit grant and market stock unit grant made in 2023 as determined pursuant to FASB ASC Topic 718. The amounts included for the market stock units are calculated based on the probable satisfaction of the performance condition for these awards as of the grant date.

2024 Proxy Statement	55

2023 Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information concerning outstanding equity awards for our NEOs as of December 31, 2023. This table assumes that 150% of the target market stock units granted prior to November 2021, and 200% of the market stock units granted November 2021 and later will vest on future vesting dates and does not reflect the impact of any revenue kicker that may apply.

Name	Grant Date	Award Type	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Kunal Kapoor	05/15/20	RSU	1,290	(1)	$ 369,250

	05/15/20	RSU	8,257	(2)	$2,363,484

	05/15/21	RSU	2,041	(1)	$ 584,216

	05/15/22	RSU	2,701	(1)	$ 773,134

	05/15/23	RSU	6,844	(1)	$1,959,027

	05/15/21	MSU				8,472	$2,425,025	(5)

	11/15/21	MSU				5,040	$1,442,650	(6)

	05/15/22	MSU				12,197	$3,491,269	(7)

	11/15/22	MSU				12,936	$3,702,801	(8)

	05/15/23	MSU				19,798	$5,666,980	(9)

	11/15/23	MSU				11,912	$3,409,691	(10)

Jason Dubsinky	05/15/20	RSU	688	(1)	$ 196,933

	05/15/21	RSU	918	(1)	$ 262,768

	05/15/21	RSU	125	(1)	$ 35,780

	05/15/22	RSU	926	(1)	$ 265,058

	05/15/23	RSU	2,105	(1)	$ 602,535

	05/15/21	MSU				1,905	$ 545,287	(5)

	11/15/21	MSU				1,134	$ 324,596	(6)

	05/15/22	MSU				3,028	$ 866,735	(7)

	11/15/22	MSU				3,212	$ 919,403	(8)

	05/15/23	MSU				6,092	$1,743,774	(9)

	11/15/23	MSU				3,664	$1,048,783	(10)

Compensation Discussion and Analysis	Executive Compensation	56

Name	Grant Date	Award Type	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Bevin Desmond	05/15/20	RSU	430	(1)	$ 123,083

	05/15/21	RSU	510	(1)	$ 145,982

	05/15/21	RSU	135	(1)	$ 38,642

	05/15/22	RSU	540	(1)	$ 154,570

	05/15/21	MSU				1,059	$ 303,128	(5)

	11/15/21	MSU				630	$ 180,331	(6)

	05/15/22	MSU				1,765	$ 505,214	(7)

	11/15/22	MSU				1,872	$ 535,841	(8)

Daniel Dunn	05/15/20	RSU	387	(1)	$ 110,775

	05/15/21	RSU	510	(1)	$ 145,982

	05/15/21	RSU	75	(1)	$ 21,468

	05/15/22	RSU	695	(1)	$ 198,937

	05/15/22	RSU	138	(3)	$ 39,501

	03/01/23	RSU	249	(4)	$ 71,274

	05/15/23	RSU	1,579	(1)	$ 451,973

	05/15/21	MSU				1,059	$ 303,128	(5)

	11/15/21	MSU				630	$ 180,331	(6)

	05/15/22	MSU				2,271	$ 650,051	(7)

	11/15/22	MSU				2,408	$ 689,266	(8)

	05/15/23	MSU				4,568	$1,307,544	(9)

	11/15/23	MSU				2,748	$ 786,588	(10)

Joe Mansueto		—	—		—	—	—

(1) These restricted stock units vest in four equal annual installments on each of the first four anniversaries of the grant date.

(2) These restricted stock units vest in five equal annual installments on each of the first five anniversaries of the grant date.

(3) These restricted stock units vest in two equal installments on each of the first two anniversaries of the grant date.

(4) These restricted stock units fully vest on the 18-month anniversary of the grant date.

(5) These market stock units vest on May 14, 2024, subject to the achievement of total shareholder return performance goals over a three-year performance period.

(6) These market stock units vest on November 14, 2024, subject to the achievement of total shareholder return performance goals over a three-year performance period.

(7) These market stock units vest on May 14, 2025, subject to the achievement of total shareholder return performance goals over a three-year performance period.

(8) These market stock units vest on November 14, 2025, subject to the achievement of total shareholder return performance goals over a three-year performance period.

(9) These market stock units vest on May 14, 2026, subject to the achievement of total shareholder return performance goals over a three-year performance period.

(10) These market stock units vest on November 14, 2026, subject to the achievement of total shareholder return performance goals over a three-year performance period.

2024 Proxy Statement	57

2023 Option Exercises and Stock Vested

The following table shows certain information concerning the exercise of stock options and vesting of restricted stock units and market stock units during the year ended December 31, 2023 for each of our NEOs. Joe Mansueto did not exercise any stock options or receive any shares upon vesting of restricted stock or market stock units in 2023.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Kunal Kapoor	—	$ —	28,133	$ 5,838,803

Jason Dubinsky	—	—	6,110	$ 1,273,656

Bevin Desmond	—	—	3,767	786,216

Danny Dunn	—	—	3,589	745,311

Potential Payments Upon Termination or Change in Control

The following table sets forth the market value of the shares subject to unvested restricted stock units and market stock units (at target) that would have vested upon certain terminations of employment or a change in control occurring on December 31, 2023, as described below:

	Termination due to Death or Disability(1)	Termination Without Cause(2)	Change in Control(3)

Kunal Kapoor

Restricted Stock Units	$6,049,110	—	$6,049,110

Market Stock Units	$4,554,365	$4,554,365	$11,295,889

Jason Dubinsky

Restricted Stock Units	$1,363,075	—	$1,363,075

Market Stock Units	$1,117,481	$1,117,481	$3,013,821

Danny Dunn

Restricted Stock Units	$1,039,910	—	$1,039,910

Market Stock Units	$747,945	$747,945	$2,147,372

Joe Mansueto

Restricted Stock Units	—	—	—

Market Stock Units	—	—	—

(1) Under the applicable award agreements, in the event of a termination due to death or disability (as defined in the applicable award agreements), unvested restricted stock units will immediately vest, and unvested market stock units will vest based on target performance, prorated for the number of months completed in the performance period. The value of market stock units shown in the table above is based on target performance.

(2) Under the applicable award agreements, in the event of a termination by the Company without cause (as defined in the applicable award agreements), unvested restricted stock units are forfeited and unvested market stock units will vest based on actual performance, prorated for the number of months completed in the performance period. The value of market stock units shown in the table above is based on an assumed performance level equal to target performance.

(3) Amounts in this column represent the market value of the shares subject to unvested restricted stock units and market stock units (assuming target performance) that would have vested had the Board exercised its discretion to accelerate the vesting of such awards upon a change in control occurring on December 31, 2023.

Compensation Discussion and Analysis	Executive Compensation	58

CEO Pay Ratio

We are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Kunal Kapoor, our CEO.

Ratio

For 2023:

}	The annual total compensation of our median employee was $63,861.
}	Kunal’s annual total compensation, as reported in the Total column of the 2023 Summary Compensation Table, was $7,277,421.
}	Based on this information, the ratio of the annual total compensation of Kunal to the annual total compensation of our median employee is 114:1.

Identification of Median Employee

For purposes of identifying the median employee(s), we considered the base salary, allowances and target incentive compensation of all employees, other than Kunal, in the Company’s global employee population as of December 31, 2023. As of December 31, 2023, we had 11,447 employees, which includes all permanent, full-time employees, part-time employees and interns.

In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2023 Summary Compensation Table with respect to each of the NEOs.

2024 Proxy Statement	59

Pay Versus Performance

Pay Versus Performance
Year (1)	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (2)	Average Compensation Actually Paid to Non- PEO Named Executive Officers (4)	Value of Initial Fixed $100 Investment Based On: (5)		Net Income ($M)	Adjusted Revenue ($M) (7)
					Total Shareholder Return	Peer Group Total Shareholder Return (6)

2023	$7,277,421	$13,444,168	$1,196,438	$1,966,551	$194	$164	141.1	$2,032.3

2022	6,308,977	(3,290,220)	1,627,767	107,229	146	122	70.5	1,883.1

2021	5,597,592	17,578,908	1,198,656	2,507,107	229	154	193.3	1,684.5

2020	7,579,731	17,071,970	1,062,357	2,014,443	155	129	223.6	1,348.7
(1) Kunal Kapoor served as the Company’s principal executive (PEO) and each of Jason Dubinsky, Bevin Desmond, Danny Dunn, and Joe Mansueto were the Company’s other NEOs for 2020, 2021, 2022 and 2023. Bevin Desmond resigned from her position with the Company effective January 31, 2023.
(2) Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Kunal and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs for the applicable year other than the PEO for such years.
(3) Amounts reported in this column represent the compensation actually paid to Kunal as the PEO in the indicated fiscal years, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

	Principal Executive Officer

	2023	2022	2021	2020

Summary Compensation Table — Total Compensation (a)	$7,277,421	$6,308,977	$5,597,592	$7,579,731

- Grant Date Fair Value of Stock Awards Granted in Fiscal Year (b)	$5,199,571	$4,499,252	$2,999,437	$6,003,467

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year (c)	$8,503,605	$4,075,140	$5,103,683	$10,296,721

+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years (d)	$3,862,264	$(6,814,902)	$8,792,335	$5,441,145

+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year (e)	$0	0	$0	$0

+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (f)	$(999,550)	$(2,360,183)	$1,084,735	$(242,159)

- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year (g)	$0	$0	$0	$0

= Compensation Actually Paid	$13,444,168	($3,290,220)	$17,578,908	$17,071,970
(a) Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b) Represents the aggregate grant date fair value of the stock awards granted to Kunal during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(c) Represents the aggregate fair value as of the indicated fiscal year-end
of Kunal’s outstanding and unvested stock awards granted during such fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(d) Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by Kunal as of the last day of the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e) Represents the aggregate fair value at vesting of the stock awards that were granted to Kunal and vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(f) Represents the aggregate change in fair value, measured from the prior fiscal year-end
to the vesting date, of each stock award held by Kunal that was granted in a prior fiscal year and which vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

Compensation Discussion and Analysis	Executive Compensation	60

(g) Represents the aggregate fair value as of the last day of the prior fiscal year of Kunal’s stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(4) Amounts reported in this column represent the compensation actually paid to the Company’s NEOs other than Kunal in the indicated fiscal year, based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

	Other Named Executive Officers Average (a)

	2023	2022	2021	2020

Summary Compensation Table — Total Compensation (b)	$1,196,438	$1,627,767	$1,198,656	$1,062,357

- Grant Date Fair Value of Stock Awards Granted in Fiscal Year (c)	$699,784	$988,326	$474,831	$437,402

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year (d)	$1,144,505	$571,157	$790,207	$788,350

+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years (e)	$448,367	$(780,841)	$871,533	$539,157

+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year (f)	$0	$0	$0	$0

+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (g)	$(122,976)	$(322,528)	$121,543	$61,981

- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year (h)	$0	$0	$0	$0

= Compensation Actually Paid	$1,966,551	$107,229	$2,507,107	$2,014,443
(a) Please see footnote 1 for the NEOs included in the average for each indicated fiscal year.
(b) Represents the average Total Compensation as reported in the Summary Compensation Table for the reported NEOs in the indicated fiscal year.
(c) Represents the average aggregate grant date fair value of the stock awards granted to the reported NEOs during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(d) Represents the average aggregate fair value as of the indicated fiscal year-end
of the reported NEOs’ outstanding and unvested stock awards granted during such fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(e) Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by the reported NEOs as of the last day of the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(f) Represents the average aggregate fair value at vesting of the stock awards that were granted to the reported NEOs and vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(g) Represents the average aggregate change in fair value, measured from the prior fiscal year-end
to the vesting date, of each stock award held by the reported NEOs that was granted in a prior fiscal year and which vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(h) Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(5) Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.
(6) The peer group TSR is based on the market cap weighted TSR performance of the respective compensation peer group disclosed in the Compensation Discussion and Analysis in 2023. In 2023, Broadridge Financial Solutions, Inc. was added to the peer group. TSR for 2023 does not include Focus Financial Partners Inc. as they were not publicly traded as of December 31, 2023. The changes to the peer group in 2023 do not change the TSR values for prior years.
(7) As disclosed in the Compensation Discussion and Analysis, Adjusted Revenue is a
non-GAAP
financial measure and is adjusted to exclude the impact of certain items, such as foreign currency fluctuations.

2024 Proxy Statement	61

Relationship Between Pay and Performance
We believe the “Compensation Actually Paid” (CAP) in each of the years reported above and over the three-year cumulative period reflects the Compensation Committee’s emphasis on pay-for-performance
as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to our stock performance and our varying levels of achievement against pre-established
performance goals under our Corporate Incentive Plan and MSU awards.

Compensation Discussion and Analysis	Executive Compensation	62

The following is a list of financial performance measures, which in the Company’s assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2023. Please see the Compensation Discussion and Analysis for further information regarding how each of these measures is calculated and how they are used in the Company’s executive compensation program. Our 2023 executive compensation program utilized the financial metrics noted below and, in determining the individual performance adjustment for the Corporate Incentive Plan, supplemented those metrics with individual performance achievements, as further described in the Compensation Discussion and Analysis.

}	Adjusted Revenue
}	Adjusted EBITDA
}	Total Shareholder Return

2024 Proxy Statement	63

Equity Compensation Plan Information

The following table includes certain information as of December 31, 2023 regarding our equity incentive plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Covered by Outstanding Options, Warrants, and Rights)

Equity compensation plans approved by shareholders	813,853	(1)	$—	(2)	2,216,440

Equity compensation plans not approved by shareholders	—		—		—

Total	813,853		—		2,216,440

(1) Includes 352,340 restricted stock units, 407,236 market stock units and revenue kicker shares if earned at maximum, and 54,277 PitchBook performance share awards if earned at maximum that were outstanding as of December 31, 2023.

(2) Restricted stock units, market stock units, and PitchBook performance share awards do not have an exercise price. Morningstar does not have any outstanding options as of December 31, 2023.

Proposal 2	64

PROPOSAL 2:

Advisory Vote to Approve Executive Compensation

As required by Section 14A of the Exchange Act, we are asking our shareholders to vote, on an advisory basis, with respect to compensation awarded to our NEOs as described in this proxy statement. This proposal, commonly known as a “say on pay” vote, gives shareholders the opportunity to express their views on our 2023 executive compensation program and the compensation paid to our NEOs on an advisory or non-binding basis. Our most recent say on pay vote was held at our 2023 Annual Shareholders’ Meeting. At our 2023 Annual Shareholders’ Meeting, shareholders voted (on a non-binding basis) on our executive compensation as disclosed in the proxy statement for that meeting.

As discussed in the Compensation Discussion and Analysis, our compensation philosophy is to pay our executives competitive base salaries and provide them with the opportunity to earn meaningful equity-based and incentive compensation. The goals of our executive compensation program, policies, and practices are to attract and retain talented executives, motivate and reward our executives for their contributions to the Company, and align our executives’ interests with the long-term interests of our shareholders. The Compensation Committee and the Board believe the design of the 2023 executive compensation program and the compensation paid to our NEOs under the current program fulfill these goals.

This proposal allows our shareholders to express their views on the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement. For the reasons discussed above, we are asking our shareholders to indicate their support for the compensation of our NEOs by voting FOR the following resolution at the annual meeting:

“Resolved, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.”

Because the say on pay vote is an advisory vote only, it will not be binding on the Company or our Board. However, the Board and the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our NEOs.

Recommendation of the Board The Board recommends a vote FOR the approval of the resolution relating to the executive compensation of our named executive officers as disclosed in this proxy statement.

2024 Proxy Statement	65

PROPOSAL 3:

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has reappointed KPMG LLP as Morningstar’s independent registered public accounting firm for the fiscal year ending December 31, 2024. KPMG has served as our independent registered public accounting firm since 2011. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance, and independence each year. As a result of the committee’s evaluation carried out in early 2024, the Audit Committee decided to continue to engage KPMG.

Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, as a matter of good corporate governance we are submitting the appointment of KPMG as our independent registered public accounting firm to shareholders for ratification. If shareholders do not ratify this appointment at the annual meeting, the Audit Committee will undertake further review.

We expect that a representative of KPMG will attend the annual meeting. The KPMG representative will be available to respond to appropriate questions from shareholders.

Recommendation of the Board and Audit Committee

The Board and the Audit Committee recommend that you vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2024.

Proposal 3	66

Audit Committee Report

The Audit Committee’s role is to assist the Board in its general oversight of Morningstar’s financial reporting, audit functions, and internal control over financial reporting. Management is responsible for preparing, presenting, and maintaining the integrity of Morningstar’s financial statements; establishing and maintaining accounting and financial reporting principles and internal controls; and following procedures designed to promote compliance with accounting standards, applicable laws, and regulations.

The Audit Committee is made up solely of independent directors, as defined under Nasdaq and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is posted in the Investor Relations area of our corporate website at shareholders.morningstar.com/investor-relations in the Governance section. Morningstar intends for the composition of the Audit Committee, the attributes of its members, and the responsibilities reflected in its charter to be in accordance with applicable requirements for public company audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Board last revised the charter in December 2023.

Morningstar has a full-time Internal Audit department, and internal audit leadership reports to the Audit Committee.

The Internal Audit department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Morningstar’s system of internal controls relating to the reliability and integrity of Morningstar’s financial information and the safeguarding of Morningstar’s assets. Morningstar’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is directly responsible for the appointment, compensation, retention, and, when appropriate, replacement of Morningstar’s independent registered public accounting firm. At least annually, the Audit Committee reviews the Company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the Company. For additional information on the Audit Committee’s latest review of KPMG, see Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm.

Among other matters, the Audit Committee monitors the activities and performance of Morningstar’s internal and independent auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the independent audit firm may be retained to perform non-audit services. KPMG provided the Audit Committee with the written communications required by the Public Company Accounting Oversight Board related to its independence in the role of independent registered public accounting firm for Morningstar. The Audit Committee also discussed KPMG’s independence with KPMG and management.

The Audit Committee members are not professional accountants or auditors, and they do not duplicate or certify the activities of management or the independent audit firm, nor can the Audit Committee certify that the independent audit firm is indeed independent under applicable rules. The Audit Committee serves in a board-level oversight and monitoring role. It

2024 Proxy Statement	67

provides advice, counsel, and direction to management and the auditors based on the information it receives, discussions with management and the auditors, and the experience of its members in business, financial, and accounting matters. The Audit Committee may engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate.

The Audit Committee has an agenda for the year that includes reviewing Morningstar’s financial statements, internal control over financial reporting, and other audit matters. The Audit Committee meets each quarter with the independent audit firm and management to review Morningstar’s interim financial results before the publication of Morningstar’s quarterly filings with the SEC. Management and the independent audit firm review and discuss with the Audit Committee various topics and events that may have significant financial impact on Morningstar.

Management and the independent audit firm also review with the Audit Committee matters discussed between them. The Audit Committee reviews and discusses with management risks relating to the Company’s financial systems and data in the context of internal controls and legal exposure, as well as the steps that management has taken to monitor and control them. The Audit Committee is responsible for establishing procedures for handling complaints received by Morningstar regarding accounting, internal controls, or auditing matters. This includes setting up procedures to allow Morningstar employees to submit any concerns they may have regarding questionable accounting or auditing matters in a confidential, anonymous manner.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee preapproves all services to be provided by the independent audit firm, including audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. The Audit Committee has authorized its Chair to preapprove additional services. If the Chair preapproves a service, she reviews the matter with the full Audit Committee at its next regularly scheduled meeting. To avoid potential conflicts of interest, publicly traded companies are prohibited from obtaining certain non-audit services from their independent audit firms. Morningstar obtains these services from other firms as needed.

The Audit Committee reviewed and discussed with management and representatives of KPMG Morningstar’s consolidated financial statements for the fiscal year ended December 31, 2023, management’s assessment of the effectiveness of Morningstar’s internal control over financial reporting, and KPMG’s evaluation of Morningstar’s internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. KPMG represented that its presentations included the matters that the Audit Committee and the independent registered public accounting firm are required to discuss pursuant to the applicable requirements of the Public Company Accounting Oversight Board and the SEC. This review included a discussion with management of the quality, not merely the acceptability, of Morningstar’s accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosure in Morningstar’s financial statements, including the disclosures related to critical accounting estimates. Based on these views and other discussions, and KPMG’s reports, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2023.

Audit Committee

Cheryl Francis, Chair

Robin Diamonte

Gail Landis

Doniel Sutton

Caroline Tsay

Proposal 3	68

Principal Accounting Firm Fees

The following table shows the fees that we paid or accrued for audit and other services provided to us by KPMG LLP, our principal accounting firm, in 2023 and 2022.

	2023	2022

Audit Fees	$4,742,350	$4,136,656

Audit-Related Fees	—	—

Tax Fees	3,146	—

All Other Fees	93,584	55,518

Total	$4,839,080	$4,192,174

Audit Fees

This category includes fees for the audit of our annual financial statements and the audit of our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required in jurisdictions outside the U.S.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. No such fees were paid or accrued in 2023 or 2022.

Tax Fees

This category includes fees for international tax and state franchise tax consultation services in 2023.

All Other Fees

This category includes fees for services other than the services reported in audit, audit-related, and tax fees.

2024 Proxy Statement	69

Certain Relationships and Related Party Transactions

The Company’s Related Party Transaction Policy and Procedures requires that the Audit Committee review all related party transactions including any transaction required to be disclosed under Item 404 of Regulation S-K. Pursuant to SEC rules, a “related person” generally includes directors, director nominees, executive officers, greater than 5% shareholders, immediate family members of any of the foregoing and entities that are affiliated with any of the foregoing. A “related party transaction” is any transaction, since the beginning of Morningstar’s last fiscal year, in which Morningstar was a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Under the policy, the Audit Committee is provided with the significant details of each related party transaction, including the material terms of the transaction and the benefits to Morningstar and to the relevant related person, as well as any other information it believes to be relevant to review and approve or disapprove the transaction. In determining whether to approve a related party transaction, the Audit Committee will consider all the relevant facts and circumstances, including the following:

}	the terms of the transaction and the related person’s interest in the transaction;
}	the benefits to the Company of the transaction;
}	the availability of other sources of comparable products or services;
}	the terms available to unrelated third parties generally;
}	whether the transaction can be effectively managed by the Company; and
}	if applicable, the potential effect on a director’s independence of entering into the transaction.

The Audit Committee may approve related party transactions that it determines in good faith are not inconsistent with the best interests of the Company and its shareholders. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction. Since January 1, 2023, Morningstar has not participated in any related party transaction within the meaning of Item 404 of Regulation S-K.

70

Shareholder Proposals or Nominations

Any proposal that a shareholder wishes to include in our proxy statement for presentation at our 2025 Annual Shareholders’ Meeting must be received by us no later than November 27, 2024. The shareholder must also comply with the requirements of Exchange Act Rule 14a-8. Any director nominee that a shareholder wishes to include in our proxy statement for nomination at our 2025 Annual Shareholders’ Meeting must be received by us no earlier than December 11, 2024 and no later than January 10, 2025. The shareholder and nominee must also comply with the requirements of our by-laws which can be found in the Investor Relations area of our corporate website at shareholders.morningstar.com/investor-relations in the Governance section. In addition to satisfying the requirements under our by-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Morningstar’s nominees must provide notice that sets forth the information required by Rule 14a-19 promulgated under the Exchange Act no later than March 11, 2025. The proposal, nomination, or notice must be submitted, along with proof of ownership of our stock and other information required under our by-laws or applicable law or regulation, to our principal executive offices, in care of our corporate secretary at Morningstar, Inc., 22 W. Washington St., Chicago, Illinois 60602. We suggest that the proposal, nomination, or notice be submitted by certified mail—return receipt requested. We strongly encourage any shareholder interested in submitting a proposal or nomination to contact our corporate secretary in advance of the deadline to discuss the matter. Shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws and our by-laws. Submitting a shareholder proposal or director nomination does not guarantee that we will include it in our proxy statement.

Shareholders who intend to present a proposal or nominate a director at our 2025 Annual Shareholders’ Meeting without seeking to include the proposal in our proxy statement must provide us notice of the proposal or nomination no earlier than January 10, 2025, and no later than February 9, 2025. The notice must be made by a registered shareholder, on his or her behalf, or on behalf of the beneficial owner of shares and must include certain information specified in our by-laws and information as to the shareholder’s ownership of our stock. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements. The proposal or nomination must be submitted to our principal executive offices, in care of our corporate secretary at Morningstar, Inc., 22 W. Washington St., Chicago, Illinois 60602. We suggest that the proposal or nomination be submitted by certified mail, return receipt requested.

The NCGC will review all shareholder proposals and nominations and will make recommendations to the Board for action on any such proposals or nominations. For information on recommending individuals for consideration as nominees through our NCGC, see Proposal 1: Election of Directors — Succession Planning and Director Recruitment Process.

2024 Proxy Statement	71

Communicating With Us and Obtaining

Additional Information and Materials

Communicating with Us

We encourage all interested parties—including securities analysts, potential shareholders, and others—to submit questions to us in writing. If you have a question about our business, please contact us by sending an e-mail message to investors@morningstar.com or sending a letter to Morningstar, Inc., Attention: Investor Relations, 22 W. Washington St., Chicago, Illinois 60602. Periodically, we will make written responses to selected inquiries we receive available to all investors at the same time by posting them on our website, shareholders.morningstar.com/investor-relations, and on Form 8-K reports furnished to the SEC.

Please visit shareholders.morningstar.com/investor-relations to obtain press releases, earnings releases, and financial information, as well as corporate governance information and links to our SEC filings. If you would like to receive information such as our latest annual report, please send your request to investors@morningstar.com.

Shareholders may communicate with the Board by writing to our corporate secretary at Morningstar, Inc., 22 W. Washington St., Chicago, Illinois 60602 or by sending an email to board@morningstar.com. The corporate secretary may, at her discretion, not forward certain items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In other cases, the corporate secretary may forward some of the correspondence elsewhere in the Company for review and possible response.

Obtaining Our Financial Statements

Our financial statements for the year ended December 31, 2023 are included in our 2023 Annual Report on Form 10-K for the year ended December 31, 2023, which we made available to our shareholders at the same time as this proxy statement. Additional copies of our 2023 Annual Report and this proxy statement can be obtained by contacting our Investor Relations department at investors@morningstar.com. Our 2023 Annual Report and this proxy statement are available in the Investor Relations area of our corporate website at shareholders.morningstar.com/investor-relations in the Financial Summary section.

Householding of Proxies

We may deliver just one proxy statement to two or more shareholders who share an address unless we have received contrary instructions from one or more of the shareholders. Each shareholder will receive a separate proxy card. This practice, which is commonly referred to as “householding” is permitted by Rule 14a-3(e)(1) of the Exchange Act. This practice helps reduce printing and postage costs and reduces the environmental impact of the annual meeting.

Upon request of any shareholder at a shared address subject to householding, we will promptly deliver a separate copy. Such requests should be directed in writing to Morningstar, Inc., Attention: Investor Relations, 22 W. Washington St., Chicago, Illinois 60602.

If at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy statement in the future or (2) you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of the proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending an e-mail message to investors@morningstar.com or sending a letter to Morningstar, Inc., Attention: Investor Relations, 22 W. Washington St., Chicago, Illinois 60602.

72

Questions and Answers About the Annual Meeting and the Proxy Materials

Who is soliciting my proxy?

The Board, on the Company’s behalf, is soliciting your proxy to vote at the annual meeting.

How will you conduct the annual meeting?

We will hold the annual meeting at 9 a.m. Central time on Friday, May 10, 2024. We will hold the meeting as a hybrid meeting. There are three different ways to participate.

1)

Shareholders may attend in person at our corporate headquarters at 22 W. Washington St., Chicago, Illinois 60602. When you arrive in the lobby, check in at the security desk and take the elevator directly to the seventh floor to reach our auditorium. You will need to present a valid government-issued photo ID when you check in at the security desk. We will have signs posted that direct you to the appropriate location. We will not permit cameras or other recording devices in the auditorium.

2)

Shareholders may vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/MORN2024. Through this platform you will also be able to view and listen to a live webcast of the meeting and submit written questions during the meeting. To be admitted to the annual meeting through this platform you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form, or in the email sending you the proxy statement. If you are a beneficial shareholder, you may contact the bank, broker, or other institution where you hold your account if you have questions about obtaining your control number.

3)

In addition, our annual meeting is available to any interested participants by registering in advance at shareholders.morningstar.com/investor-relations in the Events & Presentations section of the Investor Relations area of our corporate website. Through this platform, you will be able to view and listen to a live webcast of the meeting and submit written questions or ask questions live via your webcam during the question and answer session, but you will not be able to vote your shares during the meeting through this platform.

Why are you holding a hybrid meeting?

We have implemented a hybrid meeting format that will include an in-person meeting that will simultaneously be transmitted via a virtual platform. We believe this offers shareholders and other interested participants the most flexibility to choose how they participate in the meeting. Our goal for the annual meeting is to provide virtual participants substantially the same access and exchange with the Board and management as those who attend the in-person meeting. We believe that we are observing best practices for virtual access to shareholder meetings, including by providing a support line for technical assistance and addressing as many shareholder questions as time allows.

2024 Proxy Statement	73

How do I ask questions during the meeting?

The question and answer session will include questions submitted in advance of, and questions submitted during, the annual meeting. You may submit a question in advance of the meeting by emailing investors@morningstar.com or at www.proxyvote.com after logging in with your Control Number. Questions may be submitted on the day of the annual meeting in three ways: (i) by raising your hand for those attending in person during the question and answer session, (ii) in writing through www.virtualshareholdermeeting.com/MORN2024 or (iii) via webcam or in writing through advance registration at shareholders.morningstar.com/investor-relations in the Events & Presentations section of the Investor Relations area of our corporate website.

What technical support is available during the meeting?

We encourage you to access the annual meeting before it begins. For shareholders accessing the meeting through www.virtualshareholdermeeting.com/MORN2024, online check-in will start approximately 30 minutes before the meeting on May 10, 2024. If you have difficulty accessing the meeting, please call +1 844-986-0822 (toll free) or +1 303-562-9302 (international). We will have technicians available to assist you.

For other participants accessing the meeting through advance registration at shareholders.morningstar.com/investor-relations, please refer to your registration confirmation e-mail that will have instructions related to technical support.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

We provide access to our proxy materials over the Internet. On March 28, 2024 we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners. The Notice of Internet Availability of Proxy Materials explains how to access the proxy materials on the Internet and how to vote your proxy. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials included in the Notice of Internet Availability of Proxy Materials.

What will shareholders vote on at the annual meeting?

Shareholders will elect directors to serve until our next annual meeting and will also be asked to approve our executive compensation and ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2024. We do not expect any other matters to be presented at the meeting. If other matters (including matters incident to the conduct of the meeting) are properly presented for voting, the persons named as proxies will vote in accordance with their best judgment on those matters.

Who is entitled to vote at the annual meeting?

Shareholders of record as of the close of business on March 11, 2024, are entitled to vote at the meeting. On that date, there were 42,745,175 outstanding shares of common stock.

What is a shareholder of record?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares.

If your shares are held in a stock brokerage account or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name. Your broker, bank, or other holder of record is the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares.

74

How many votes are required to elect directors and adopt proposals?

The election of each director, approval of our executive compensation, and ratification of the appointment of KPMG as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote. A majority of the shares entitled to vote on a matter, whether present in person or by proxy, will constitute a quorum at the meeting.

How many votes am I entitled to per share?

Each share of our stock that you own as of the record date represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted upon at the meeting.

How do I vote?

If you are a shareholder of record, you may vote over the internet, by telephone, or by mail prior to the annual meeting by following the instructions provided in the Notice of Internet Availability of Proxy Materials. You may vote during the annual meeting by attending in person and requesting a ballot or by visiting www.virtualshareholdermeeting.com/MORN2024. To be admitted to the annual meeting you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form, or in the email sending you the proxy statement. If you received a printed copy of the proxy materials, you may also complete, sign, and date your proxy card and return it in the prepaid envelope that was included with the printed materials, or vote using the telephone number indicated on the proxy card.

If you are a beneficial owner of shares, you may vote over the internet, by telephone, or by mail prior to the annual meeting by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received from the holder of record of your shares. You may vote in person at the meeting by obtaining a proxy from your broker, bank, or other holder of record and presenting it to the inspector of election with your ballot. You may also vote during the annual meeting by visiting www.virtualshareholdermeeting.com/MORN2024. To be admitted to the annual meeting you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form you received from the holder of record of your shares. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your Control Number. If you received a printed copy of the proxy materials, you should have received a proxy card and voting instructions from the holder of record of your shares.

If you are a shareholder of record and submit a signed proxy card but do not fill out the voting instructions, the persons named as proxy holders will vote the shares represented by your proxy as follows:

}	FOR the election of each of the director nominees listed in this proxy statement.
}	FOR the approval of our executive compensation.
}	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2024.

If other matters (including matters incident to the conduct of the meeting) are properly presented for voting, the persons named as proxies will vote in accordance with their best judgment on those matters.

What happens if I abstain from voting on a matter or my broker withholds my vote?

For the election of directors, approval of our executive compensation and ratification of the appointment of KPMG as our independent registered public accounting firm abstentions are treated as shares that are represented and entitled to vote, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular proposal and that have not received voting instructions from their customers are not counted as being represented or entitled to vote on the proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal.

2024 Proxy Statement	75

Should I submit a proxy even if I plan to attend the annual meeting?

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting. If you attend the meeting and are a shareholder of record, you may also submit your vote, and any previous votes that you submitted on those matters will be superseded by the vote that you cast during the meeting.

Can I revoke my proxy?

You may revoke your proxy at any time before the completion of voting at the meeting by voting during the meeting by visiting www.virtualshareholdermeeting.com/MORN2024 or by delivering written instructions before the meeting to our corporate secretary at Morningstar, Inc., 22 W. Washington St., Chicago, Illinois 60602. If you are a beneficial owner, you must contact your broker, bank, or other holder of record to revoke any prior voting instructions.

Who will bear the cost of soliciting votes for the annual meeting?

We will bear the expense of soliciting proxies. Our directors, officers, and other employees may also solicit proxies personally or in writing, by telephone, email, or otherwise. We do not compensate them for soliciting proxies. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse those brokers and nominees for the reasonable expenses of doing so in accordance with applicable law.

Will a recording of the annual meeting be available?

You can view a video recording in the Investor Relations area of our corporate website at shareholders.morningstar.com/investor-relations in the Events & Presentations section, which will be available for approximately one year after the meeting.

22 West Washington Chicago Illinois 60602

MORNINGSTAR, INC.
22 WEST WASHINGTON STREET	VOTE BY INTERNET
CHICAGO, IL 60602	Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 9, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MORN2024

You may attend the meeting via the Internet or in person and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 9, 2024. Have your proxy card in hand when you call and then follow the instructions provided during the meeting.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                            V28776-P01003       KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MORNINGSTAR, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:		For	Against	Abstain

1a.	Joe Mansueto	☐	☐	☐

1b.	Kunal Kapoor	☐	☐	☐

1c.	Robin Diamonte	☐	☐	☐

1d.	Cheryl Francis	☐	☐	☐

1e.	Steve Joynt	☐	☐	☐

1f.	Steve Kaplan	☐	☐	☐

1g.	Gail Landis	☐	☐	☐

1h.	Bill Lyons	☐	☐	☐

1i.	Doniel Sutton	☐	☐	☐

1j.	Caroline Tsay	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Advisory vote to approve executive compensation of the Company’s named executive officers.	☐	☐	☐

3.	Ratification of the appointment of KPMG LLP as Morningstar’s independent registered public accounting firm for 2024.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

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V28777-P01003

MORNINGSTAR, INC.
Annual Meeting of Shareholders
May 10, 2024 9:00 AM CDT
22 W. Washington St., Chicago, Illinois 60602.
Attend virtually via live webcast at www.virtualshareholdermeeting.com/MORN2024.

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 10, 2024.

This proxy, when properly executed, will be voted in the manner you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Items 1, 2 and 3 and in the discretion of the proxyholders on any other matter that properly comes before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Sarah Bush and Robyn Koyner, or either of them, with full power of substitution and authority to vote these shares on the matters shown on the reverse side and any other matters as may properly come before the Annual Meeting and all postponements or adjournments thereof.

Continued and to be signed on reverse side